Exhibit 2.1

ASSET PURCHASE AGREEMENT
by and between THE ANDERSONS, INC.,

and

AMERICAN INDUSTRIAL TRANSPORT, INC.
and, solely in respect of the purchase and sale of the Canadian Acquired Assets, NuRail Canada ULC, and
Rail Connection II CA A LP

August 16, 2021

TABLE OF CONTENTS
ARTICLE 1 DEFINITIONS AND INTERPRETATIONS    4
1.1Certain Definitions    4
1.2Additional Definitions    17
1.3Certain Interpretations    18
ARTICLE 2 THE TRANSACTIONS    19
2.1Sale and Transfer of Assets    19
2.2Excluded Assets    20
2.3Assumed Liabilities    21
2.4Liabilities Not Assumed    22
2.5Non-Assignable Assets    23
2.6Prorations    24
2.7Further Assurances    24
ARTICLE 3 PURCHASE PRICE    25
3.1Purchase Price    25
3.2Purchase Price Adjustment    25
3.3Allocation    27
3.4Withholding    27
ARTICLE 4 CLOSING    28
4.1Closing    28
4.2Closing Deliveries    28
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SELLER    29
5.1Seller’s Organization and Good Standing; Authority and Enforceability    30
5.2No Conflict; Consents and Approvals    30
5.3Absence of Litigation    31
5.4SEC Reports; Financial Statements. To the extent related to the Business:    31
5.5No Undisclosed Liabilities    33
5.6Absence of Certain Changes or Events    33
5.7Compliance with Laws    33
5.8Taxes    35
5.9Benefit Plans    35
5.10Labor Matters    38
5.11Environmental Matters    39
5.12Contracts    40

5.13Insurance    42
5.14Real Property; Personal Property    42
5.15Intellectual Property    43
5.16Seller Rail Assets    44
5.17Affiliate Transactions    47
5.18Export Controls; Anti-Corruption; Anti-Money Laundering    48
5.19Brokerage Fees    49
5.20Solvency    49
5.21Additional Representations Related to the Business and the Acquired Assets; Sufficiency of Acquired Assets    49
ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF BUYER    50
6.1Organization and Good Standing    50
6.2Authority and Enforceability    50
6.3Governmental Approvals    51
6.4Conflicts    51
6.5Brokers and Finders    52
6.6Solvency    52
6.7R&W Insurance Policy    52
ARTICLE 7 COVENANTS OF PARTIES    52
7.1Confidentiality    52
7.2Public Statements    54
7.3Record Retention    54
7.4Bulk Sales    54
7.5Business Relationships; Payments    55
7.6Unintentionally Omitted Assets    55
7.7Certain Covenants    55
7.8Forward-Looking Statements; Data Room    57
7.9Non-Reliance    58
ARTICLE 8 EMPLOYEE MATTERS    58
8.1Employment Offers    58
8.2Seller’s Payment of Pre-Closing Compensation and Benefits    59
8.3Employee Benefit Plans    59
8.4No Third Party Beneficiaries    59
8.5Cooperation    60

ARTICLE 9 TAX MATTERS    60
9.1Cooperation on Tax Matters    60
9.2Tax Characterization of Payments Under this Agreement    60
ARTICLE 10 POST-CLOSING INDEMNIFICATION    61
10.1Survival of Representations and Warranties    61
10.2Indemnification    61
10.3Limitations on Indemnification    63
10.4Indemnification Claims    64
10.5Third Party Claims    64
10.6Tax Treatment    66
10.7Source of Payment    66
ARTICLE 11 MISCELLANEOUS    66
11.1Notices    66
11.2Amendments and Waivers    67
11.3Successors and Assigns    67
11.4Severability    67
11.5Expenses    68
11.6Specific Performance    68
11.7No Third Party Beneficiaries    68
11.8Entire Agreement    68
11.9Governing Law    68
11.10Consent to Jurisdiction    69
11.11WAIVER OF JURY TRIAL    69
11.12Counterparts    69
11.13Sale of Canadian Acquired Assets    70

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 16, 2021 by and between The Andersons, Inc., an Ohio corporation (“Seller”), American Industrial Transport, Inc., a Delaware corporation (“Buyer”), and, solely with respect to the sale and purchase of the Canadian Acquired Assets (as defined below), Rail Connection II CA A LP, an Ontario limited partnership (the “Canadian Buyer”), and NuRail Canada ULC, a Nova Scotia unlimited liability company (the “Canadian Seller”). Each of Seller (including Canadian Seller as the context so requires) and Buyer (including Canadian Buyer as the context so requires) is referred to herein sometimes as a “Party” and together as the “Parties.” Terms not otherwise defined herein shall have the respective meanings set forth in ARTICLE 1 hereof.

W I T N E S S E T H:

WHEREAS, Seller is engaged in the business of owning and leasing railcars, locomotives and barges (the “Railcar Business”), managing third-party railcar fleets pursuant to management contracts (the “Fleet Management Business”) and servicing and repairing railcars at its repair facilities (the “Repair Business”), substantially as reported in Seller’s Annual Report on Form 10- K, filed with the SEC on February 25, 2020, as the “Rail” business segment (collectively, the “Rail Segment Business”);

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Buyer or its designees desire to purchase from Seller, and Seller desires to sell to Buyer or its designees, the Railcar Business and the Fleet Management Business (collectively, the “Business”) pursuant to a purchase and sale of the Acquired Assets and an assumption of the Assumed Liabilities (such transactions, together with the transactions contemplated by the Transaction Agreements, being referred to herein collectively as the “Transactions”);

WHEREAS, on June 25, 2021, the Parties submitted a Notification and Report Form under the HSR Act and, as of July 27, 2021, the Parties received no notice from the Federal Trade Commission or U.S. Department of Justice applicable to the Transactions, thereby removing any impediment under the HSR Act to consummating the Transactions; and

WHEREAS, Buyer and Seller desire to make certain representations, warranties, covenants and agreements, as more fully set forth in this Agreement, in connection with the Transactions.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATIONS

1.1Certain Definitions. For all purposes of and under this Agreement, the capitalized terms in this Section 1.1 shall have the respective meanings set forth below.
“Accounting Principles” shall mean, in the first instance, the principles set forth in Schedule 1.1(a) - Accounting Principles, and then, if not covered by Schedule1.1(a) - Accounting Principles, in accordance with GAAP consistently applied in the manner applied by Seller in its June 30, 2021 balance sheet which has been delivered to the Data Room and reviewed by Buyer.

“Action” shall mean any action, arbitration, complaint, hearing, audit, investigation, lawsuit, litigation, demand, examination or other legal proceeding (whether at law or in equity, whether civil, criminal, administrative, judicial or investigative) filed or brought by or before, or otherwise involving, any Governmental Authority.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such Person, or if such Person is a partnership, any general partner of such Person or a Person controlling any such general partner. For purposes of this Agreement, “control” (including “controlled by” and “under common control with”) shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise.

“Business Benefit Plan” means each Employee Benefit Plan in which any Business Employee or any of his or her dependents or beneficiaries participates or is otherwise eligible.

“Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in New York, New York are authorized or obligated by Law to close.

“Business Employee” shall mean each Employee who is employed primarily or exclusively in the conduct of the Business whose name is set forth on Section 5.10(g) of the Seller Disclosure Schedule.

“Business Financial Statements” shall mean the balance sheet of the Business as at June 30, 2021, and the related statement of income for the six months then ended, which have been delivered by Seller to Buyer in the Data Room.

“Business Material Adverse Effect” shall mean any effect, development, event, occurrence, fact, condition or change, whether in existence prior to or after the date hereof, that, individually or in the aggregate, is or would reasonably be expected to become materially adverse to the business, results of operations or condition (financial or otherwise) of the Business or the Acquired Assets, taken as a whole.

“Buyer Material Adverse Effect” shall mean any change, event, condition, occurrence, state of facts, development or effect that, individually or in the aggregate, is or would reasonably be expected to be material and adverse to Buyer’s ability to consummate the Transactions and to fulfill and perform their covenants and obligations under this Agreement and the other Transaction Agreements.

“Canadian Acquired Assets” means all of the Acquired Assets (other than the Excluded Assets and the Excluded Liabilities) transferred, assigned, conveyed and delivered to or assumed by the Canadian Buyer from the Canadian Seller in accordance with the terms and conditions of this Agreement and as more particularly described in the Bills of Sale and Assignment and
Assumption Agreements executed by the Canadian Buyer and the Canadian Seller and delivered in accordance with Section 4.2.

“Cash and Cash Equivalents” shall mean all cash and cash equivalents (including commercial paper, certificates of deposit and other bank deposits, treasury bills, short-term investments and all other marketable securities), investment accounts and other similar cash items (except to the extent such items constitute Acquired Assets pursuant to Section 2.1), less uncleared checks, wires, ACH settlements and drafts.

“COBRA” shall mean Section 4980B of the Code and Sections 601 through 608, inclusive, of ERISA.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Controlled Group Liability” shall mean any and all Liabilities (i) under Title IV of ERISA,
(ii)under Section 302 of ERISA, (iii) under Sections 412 or 4971 of the Code, (iv) resulting from a violation of the continuation coverage requirements of COBRA or the group health plan requirements of Sections 701 through 734, inclusive, of ERISA, or (v) under corresponding or similar provisions of foreign laws or regulations.

“Controlled Group Plan” shall mean any “employee pension benefit plan” as defined under section 3(2) of ERISA that is subject to Title IV of ERISA and that is sponsored, maintained or contributed to, or required to be contributed to, by any ERISA Affiliate other than Seller and its direct and indirect Subsidiaries, or with respect to which such ERISA Affiliate could reasonably be expected to have liability.

“Contract” shall mean any legally binding contract, agreement, instrument or other legally binding commitment of any kind or nature, including leases, licenses, mortgages, indentures, promissory notes, guarantees and purchase orders.

“Data Room” means the electronic documentation site hosted by Dentons Direct on behalf of Seller.

“Data Tape” means the final computer disk, computer tape or other computer format delivered to Buyer via the Data Room in the folder titled “Data Tape” setting forth, as of February 28, 2021 or July 31, 2021, as applicable, certain information for every Railcar (or interests therein) owned or leased (as lessee) by or on behalf of the Seller and its Subsidiaries (provided that the version delivered to Buyer prior to the Closing has all customer names redacted).

“Employee” shall mean any full-time or part-time employee of Seller or any of its Affiliates or Subsidiaries.

“Employee Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, retention, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, under which any employee or former employee or other service provider of Seller or its Subsidiaries has any present or future right to compensation or benefits or with respect to which Seller or its Subsidiaries has any liability (contingent or otherwise), but in each case other than a Multiemployer Plan or a Controlled Group Plan.

“Environmental Condition” means any presence or Release of Hazardous Materials, any exposure to Hazardous Materials or any violation of Environmental Law as a result of which, based solely on the operations of the Business (or operations of prior businesses before Seller Commenced operations on a property) and for which the Business can be held liable under an Environmental Law) the Business (i) is in violation of any Environmental Law, (ii) is required by Environmental Law to incur response costs for compliance, investigation or remediation, or (iii) by reason of which any asset of the Business is subject to any Lien under Environmental Laws; provided, however, that none of the foregoing shall be an Environmental Condition if such matter was substantially remediated or otherwise substantially corrected prior to the date hereof in accordance with Environmental Law or if the Environmental Condition results from Buyer (or any subsequent owner or operator of property) either failing to comply with the terms of any no action letter issued by a Governmental Authority regarding a property, or electing to change the nature of the operations on a property and, in so doing, alter the ground, soil or in any way change the use of the property.

“Environmental Law” shall mean any Law relating to pollution, the protection of the environment, or the use, handling, transportation, treatment, storage, disposal or Release of, or exposure to, Hazardous Materials.

“Environmental Permits” means all Permits required under Environmental Laws. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any Person treated as a single employer with Seller or any Subsidiary or Affiliate of Seller under Code Section 414 or under common control with Seller or any Subsidiary or Affiliate of Seller under Section 4001(a)(14) or 4001(b)(1) of ERISA.

“Event of Loss” means, with respect to any Seller Rail Asset, (i) an “Event of Loss”, “Loss”, “Casualty” or “Total Loss” (as such term or similar term is defined in the applicable Railcar Lease Agreement or Railcar Leased-In Agreement); provided, however, regardless of any such definition, the term “Event of Loss” shall at least mean any of the following events: such Seller Rail Asset does not exist, is or has been sold or transferred or is lost, stolen, scrapped, destroyed, rendered permanently unfit for the intended use, damaged beyond economic repair, or taken or requisitioned by a Governmental Authority.

“Event of Loss Value” means, for each railcar that suffers an Event of Loss between the Economic Start Date and the Revenue Cutoff Date: (i) in the case of any such Railcar that has been scrapped, the net proceeds received by Seller or its Affiliate(s) in respect of such Railcar, and (ii) in the case of any other such railcar, the amount of stipulated loss or destroyed value as per the applicable lease or rider.

“Excluded Accounts Payable” shall mean, solely with respect to the Business, all trade accounts payable and obligations to make payments to suppliers and other service providers of
Seller or any of its Subsidiaries which were incurred by Seller or its Subsidiaries in the ordinary course of business prior to the Revenue Cutoff Date.

“Excluded Accounts Receivable” shall mean, in each case solely with respect to the Business, all trade accounts receivable and other rights to payment from customers or lessees of Seller or any of its Subsidiaries, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products or assets sold or leased or services rendered to customers or lessees of Seller or any of its Subsidiaries, solely earned for periods ending on or before the Revenue Cutoff Date.

“Excluded Books and Records” shall mean the books and records of Seller that are not Transferred Books and Records.

“Fraud” means intentional common law fraud (and not a constructive fraud or negligent misrepresentation or omission), as finally determined by a court of competent jurisdiction under Delaware law, by Seller, with respect to the making of the representations and warranties set forth in ARTICLE 5 of this Agreement.

“GAAP” shall mean U.S. generally accepted accounting principles.

“General Intangibles” means, as the context so requires, all “general intangibles” as defined in Article 9 of the UCC and all “intangibles” as defined in the Personal Property Security Act (Ontario).

“Governmental Authority” shall mean any domestic or foreign government or quasi- governmental entity, or political subdivision thereof, whether federal, state, county, municipal, city, national, provincial or municipal, or any authority, agency or commission entitled to exercise any executive, judicial, legislative, police, regulatory or Tax authority or power in regards to the Business, or any court, arbitrator or tribunal (or any department, bureau or division thereof) having jurisdiction over the Business.

“Hazardous Materials” shall mean any hazardous, toxic, chemical, or dangerous substance, pollutant, contaminant, waste, or material, including petroleum and asbestos, which is regulated under Environmental Law.

“Head Lessor” means, with respect to any Leased-In Railcars, the owner thereof set forth on Schedule 1.1(b).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” shall mean all Liabilities and obligations, whether contingent or otherwise (including penalties, fees, interest and premiums) of a Person,

(i)for borrowed money or in respect of loans or advances;

(ii)evidenced by notes, bonds, debentures, letters of credit or similar instruments;
(iii)for capital leases, other than Railcar Leased-In Agreements;

(iv)for the face amount of all letters of credit and bankers’ acceptances issued for the account of such Person;

(v)arising from cash/book overdrafts;

(vi)determined on the basis of actual, not notional, obligations with respect to interest rate protection agreements, interest rate swap agreements, foreign currency exchange agreements, or other interest or exchange rate hedging agreements or arrangements;

(vii)secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than Permitted Liens) on property owned or acquired by such Person; or

(viii)in the nature of guarantees of the obligations described in the immediately preceding clauses (i) – (vii), inclusive, of any other Person.

“Indemnified Party” shall mean any Person entitled to, or seeking, indemnification, compensation or reimbursement under the terms of this Agreement.

“Indemnifying Party” shall mean any Party obligated to provide indemnification, compensation or reimbursement, or against whom indemnification, compensation or reimbursement is sought, under the terms of this Agreement.

“indemnity”, “indemnification”, “indemnify” and other similar terms, whether capitalized or not, include all obligations to indemnify, defend, compensate, reimburse and hold harmless.

“Intellectual Property Rights” shall mean all of the following in any jurisdiction throughout the world and all rights therein:

(i)patents and applications therefor and all other rights corresponding thereto (“Patents”);

(ii)rights in Trade Secrets and all other rights in confidential business or technical information;

(iii)copyrights, copyright registrations and applications therefor, moral rights, and all other rights corresponding thereto (including mask works and integrated circuit topographies) (“Copyrights”);

(iv)domain names, uniform resource locators, other names and locators associated with the Internet, and applications or registrations therefor;

(v)trade names, logos, common law trademarks and service marks and trademark and service mark registrations, and related goodwill and applications therefor (“Trademarks”);
(vi)all rights in databases and data collections; and

(vii)any similar or equivalent rights to any of the foregoing, including but not limited to moral rights (as applicable).

“Interchange Rules” means the interchange rules and supplements thereto promulgated by the Association of American Railroads (“AAR”, as in effect from time to time (including the Field and Office Manuals).

“IT Assets” shall mean all software and information technology hardware, equipment, networks, and systems used or held for use solely by the Business.

“Knowledge of Seller” or any similar phrase shall mean, with respect to any matter in question, the actual knowledge of each individual named on Schedule 1.1(c) – Knowledge of Seller after due inquiry of his or her direct reports, and Russell Mitchell with regards to Railcar Leased- In Agreements.

“Law” shall mean any applicable domestic or foreign federal, state, territorial or local law (statutory, common or otherwise), statute, constitution, ordinance, code, rule, regulation, administrative interpretation, Order, or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority.

“Leased-In Railcars” means the Railcars listed on Schedule 1.1(d) hereof, which Railcars are owned by the applicable Head Lessor listed therein and leased to or managed by Seller or its applicable Subsidiary listed therein.

“Lessee” means the lessee under any Railcar Lease Agreement.

“Liability” shall mean any liability or other obligation or commitment, whether accrued or fixed, absolute or contingent, matured or unmatured, determined, determinable or undeterminable, choate or inchoate, asserted or unasserted, known or unknown, including those arising under any Law or Contract.

“Lien” shall mean any mortgage, pledge, hypothecation, charge, assessment, preference, security interest, attachment, claim, restriction, including transfer restrictions and real property restrictive covenants, put, call, right of first refusal, easement, servitude, right-of-way, option, warrant, conditional sale or installment contract or encumbrance of any kind and any financing lease involving substantially the same effect; provided however, that any such encumbrance arising from Transfer Taxes shall not be considered a “Lien”.

“Loss” or “Losses” shall mean any direct or indirect Liability, Indebtedness, claim, loss, damage, Tax, deficiency, Lien, settlement cost, fine, cost, interest, award, judgment, penalty, charge, expense, including reasonable attorneys’ fees and expenses, and including any out-of- pocket expenses incurred in connection with investigating, defending against or settling any of the foregoing; provided, however, that Losses shall not include punitive damages (other than those payable to unaffiliated third parties).

“Modified Working Capital” shall mean those certain current assets and current liability accounts of the Business, cumulatively, as of the Revenue Cutoff Date (and not taking into account any events or occurrences after such date), as set forth on the attached Schedule 1.1(e) – Modified Working Capital, as determined pursuant to the accounting principles, methodologies and policies set forth thereon, and as finally determined pursuant to Section 3.2.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“Order” shall mean any order, judgment, award, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Organizational Documents” shall mean, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation, formation or organization and any stockholders’, limited liability company, entity, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws and similar documents relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Payment Intangibles” means all “payment intangibles” as defined in Article 9 of the UCC.

“Permits” shall mean, solely as they relate to the Business, all permits, registrations, certifications, clearances, consents, concessions, grants, franchises, licenses and other evidence of authority issued or granted to, conferred upon or otherwise created for Seller or any of its Subsidiaries by any Governmental Authority.

“Permitted Liens” shall mean:

(i)statutory or common law Liens for Taxes which are not yet delinquent (or which may be paid without interest or penalties) or which arise out of or are attributable to Transfer Taxes;

(ii)statutory or common law Liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies or other similar items for amounts not yet due or payable;

(iii)solely in respect of the Transferred Rail Assets, the rights of the applicable Lessee under the applicable lease and any Liens that such Lessee is required to remove or indemnify against pursuant to such Railcar Lease Agreement;

(iv)Liens created or permitted by Buyer or its Affiliates;

(v)Liens created or pursuant to any Railcar Leased-In Agreements; and

(vi)licenses of Intellectual Property Rights.

“Person” shall mean any natural person, company, corporation, limited liability company, general or limited partnership, trust, proprietorship, joint venture, or other business entity, unincorporated association, organization or enterprise, or any Governmental Authority.

“Personal Information” shall mean information related to an identified or identifiable person, including name, mailing address, telephone number, e-mail address, social security number, driver’s license number, credit or debit card number, or financial account information or “personal information” or “personal data” under applicable Laws.

“Pre-Revenue Cutoff Tax Period” shall mean any Tax period ending on or before the Revenue Cutoff Date and that portion of any Straddle Period ending on the Revenue Cutoff Date.

“Railcar” means a covered hopper car, tank car, boxcar, flat car or other railcar or unit of railroad rolling stock and a locomotive and barge, including (i) any and all parts relating thereto and (ii) any replacement railcars and any and all parts relating thereto, together with any and all accessions, additions, improvements and replacements from time to time incorporated or installed in any item thereof and together with all options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights and indemnifications relating to any of the foregoing.

“Railcar Lease Agreements” means the agreements between the applicable Lessee and Seller or its Affiliate set forth on Schedule 1 with respect to the Transferred Rail Assets.

“Railcar Leased-In Agreements” means the agreements between the applicable Head Lessor and Seller or its Affiliate set forth on Schedule 2 with respect to the Leased-In Railcars.

“Registered IP” shall mean all the Intellectual Property Rights of Seller used solely in the Business that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority.

“Related Assets” means the Seller Marks and, with respect to any Transferred Rail Asset, Leased-In Railcar or Railcar Lease Agreement that is conveyed hereunder on the Closing Date, all of the Seller’s right, title and interest in and to the following:

(a)with respect to such Transferred Rail Asset, (i) all licenses, manufacturer’s warranties and other warranties, Supporting Obligations, Payment Intangibles, General Intangibles and all other rights and obligations solely related to such Transferred Rail Asset, (ii) all maintenance and mechanical records and any specifications and general arrangement drawing packages solely with respect to such Transferred Rail Asset in the possession or control of the Seller in its capacity as “owner” and/or “lessor” of the applicable Transferred Rail Asset, (iii) all Railroad Mileage Credits allocable to such Transferred Rail Asset and any payments in respect of such credits and (iv) all other payments owing as of the Revenue Cutoff Date by any Person (including any railroads or similar entities) solely in respect of or attributable to such Transferred Rail Asset or the use, loss, damage, casualty or condemnation of such Transferred Rail Asset or the railcar running marks associated therewith, in each case whether arising by contract, operation of law, course of dealing, industry practice or otherwise;

(b)with respect to such Railcar Lease Agreements, all Supporting Obligations, Payment Intangibles, General Intangibles and all other rights and obligations solely related to any such Railcar Lease Agreement, including, without limitation, (i) all rights, powers, privileges, options and other benefits of the Seller to receive following the Revenue Cutoff Date moneys and other property that become due after the Revenue Cutoff Date under or pursuant to such Railcar Lease Agreement, including, without limitation, all rights, powers, privileges, options and other benefits to receive and collect rental payments, income, revenues, profits and other amounts, payments, tenders or security (including any cash collateral) from any other party thereto, and (ii) the rights, powers, privileges, options and other benefits of the Seller to perform under such Railcar Lease Agreement, to compel performance and otherwise exercise all remedies thereunder and to terminate any such Railcar Lease Agreement, to receive following the Revenue Cutoff Date proceeds of any casualty insurance, condemnation award, indemnity, warranty or guaranty with respect to such Railcar Lease Agreement occurring on or after Revenue Cutoff Date and to receive following the Revenue Cutoff Date all claims for damages arising out of or for breach of or default under such Railcar Lease Agreement occurring on or after the Revenue Cutoff Date;

(c)but, specifically excluding amounts allocated pursuant to the definitions of Transferred Accounts Receivable and Excluded Accounts Receivable and not by this definition).

“Release” shall mean any spill, leak, discharge, disposal, pumping, pouring, emitting, emptying, injecting, leaching, dumping, depositing, dispersing, escaping into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any hazardous substance or pollutant or contaminant), in violation of an Environmental Law.

“Representatives” shall mean with respect to any Person, such Person’s officers, directors, managers, general partners, employees, subsidiaries, attorneys, advisors, accountants, agents and representatives.

“Retained Business” shall mean the businesses of Seller and its Subsidiaries other than the Business, including the Repair Business, Seller’s fabrication business and Seller’s Trade Group, Ethanol Group and Plant Nutrient Group (each as described in Seller’s Annual Report on Form 10-K, filed with the SEC on February 25, 2020).

“Revenue Cutoff Date” shall mean 11:59 p.m. Eastern Time on July 31, 2021.

“R&W Insurance Policy” shall mean that certain Representations and Warranties Insurance Policy, which is substantially on the terms provided for in Exhibit K.

“SEC” shall mean the U.S. Securities and Exchange Commission. “Seller Group” shall mean Seller and its Subsidiaries.
“Seller Marks” means the railcar running marks owned and used by Seller in the Business and listed in Schedule 1.1(f) – Seller Marks.
“Seller Rail Assets” means, collectively, the Leased-In Railcars and the Transferred Rail Assets.
“Seller Taxes” shall mean: (a) any and all Taxes imposed on or assessed against Seller forany taxable period; (b) any and all non-income, gross receipts or similar Taxes not relating to the Business or the Acquired Assets and imposed on or assessed against Seller for any taxable period;(c) any and all Taxes of any Person (other than Seller) imposed on Seller by contract or agreement (in each case, the primary purpose of which is the sharing, allocation, or indemnification of Taxes), which imposition of liability relates to an event or transaction related to the Business and occurring at or before the Revenue Cutoff Date; (d) any and all Taxes imposed on Buyer as a transferee or successor of Seller; (e) any Taxes apportioned to Seller pursuant to Section 2.6(b) hereof and (f) any Transfer Taxes that were included in the calculation of Purchase Price; provided, however, that Seller Taxes shall not include Transfer Taxes (other than those described in clause (f) of this definition) and ad valorem Tax nor shall it include Taxes included in the calculation of Modified Working Capital.

“Software” shall mean computer software and programs in any form, including operating systems, database management code, firmware and utilities, and all related documentation, developer notes, comments and annotations.

“Straddle Period” shall mean any Tax period beginning on or before and ending after the Revenue Cutoff Date.

“Subsidiary” shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party, corporation or organization or by any one or more of its Subsidiaries, or (ii) such party, corporation or organization or any other Subsidiary of such party, corporation or organization is a general partner or manager or managing member (excluding any such partnership where such party, corporation or organization or any Subsidiary of such party does not have a majority of the voting interest in such partnership or limited liability company).

“Supporting Obligations” means all “supporting obligations” as defined in Article 9 of the
UCC.

“Tangible Property” shall mean, with respect solely to the Business, all equipment

(including motor vehicles, development tools, testing equipment, factory test equipment) tools, machinery and supplies and other tangible property of every kind (wherever located and whether or not carried on the books and records), together with any express or implied warranty by the manufacturers, sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Target Modified Working Capital” shall mean $0.

“Tax” shall mean (i) any foreign, federal, state, provincial and local tax, impost, levy or other assessment, including any income, gross receipts, alternative minimum, add-on minimum, capital, sales, use, ad valorem, value added, transfer, franchise, registration, profits, inventory, capital stock, license, lease, withholding, payroll, employment, social security, social insurance, unemployment, disability, excise, severance, environmental, production, medical device, stamp, occupation, property, property transfer, and estimated and any other tax of any kind whatsoever, and any customs duty, fee, and other charge in the nature of a tax, together with any interest, penalty, fine, addition to tax or additional amount imposed by any Taxing Authority, including such amounts deducted from employee remuneration to be remitted to a Governmental Authority,
(ii) any Liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group for any period (including any arrangement for group or consortium relief or similar arrangement), and (iii) any Liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any Liability for Taxes of a predecessor or transferor or otherwise by operation of Law.

“Tax Representations” shall mean the representations and warranties of Seller set forth in Section 5.8.

“Tax Return” shall mean any return, report or statement filed or required to be filed with any Taxing Authority with respect to any Tax, including any information return, declaration of estimated tax, claim for refund, election, or voluntary disclosure agreement, and any schedule, addendum or attachment thereto, and any amendment thereof.

“Taxing Authority” shall mean any applicable Governmental Authority responsible for the administration of any Tax.

“Technology” shall mean (i) Software (including software development kits, APIs, computer programs, codecs, interfaces, software implementations of algorithms and models and methodologies), (ii) databases, compilations, collections of data and data, (iii) inventions (whether or not patentable), (iv) methods and processes, (v) designs and schematics, (vi) Trade Secrets and know-how and (vii) works of authorship, including documentation (e.g., user manuals and training materials). Technology does not include Intellectual Property Rights, including any Intellectual Property Rights in any of the foregoing.

“Third Party” shall mean any Person other than Buyer, Seller, and their respective Affiliates.

“Trade Secrets” shall mean trade secrets as defined by applicable Law.

“Transaction Agreements” shall mean this Agreement and the other agreements, certificates and instruments contemplated hereby, including the Transition Services Agreement, the Railcar Repair Services Agreement, the Maumee Office License Agreement, the Fleet Management Agreement, the Bills of Sale, the Assignment and Assumption Agreements, the Assignments of Intangibles, the Management Agreement and the Leasing Agreement.

Transferred Accounts Payable” shall mean, in each case solely with respect to the Business,(i) all trade accounts payable and obligations to make payments to suppliers and other service providers of Seller or any of its Subsidiaries which is incurred by Seller or its Subsidiaries in the ordinary course of business after the Revenue Cutoff Date but prior to the Closing Date (excluding, for the avoidance of doubt, any past-due payables or payables to Affiliates), including amounts paid by Seller on account of such trade accounts payable and obligations prior to the Closing (as referenced in Section 2.7), and (ii) any claim, remedy or other right related to any of the foregoing.

“Transferred Accounts Receivable” shall mean, in each case solely with respect to the Business, all trade accounts receivable and other rights to payment from customers or lessees of Seller or any of its Subsidiaries, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products or assets sold or leased or services rendered to customers or lessees of Seller or any of its Subsidiaries, earned for periods starting after the Revenue Cutoff Date, including amounts collected from such trade accounts receivable prior to the Closing (as referenced in Section 2.7) .

“Transferred Books and Records” shall mean the business records (including financial books and records and historical railcar data) within Seller’s BAAN System as of the Closing Date, consisting of sales order files, purchase order files, engineering order files, warranty and repair files, supplier lists, customer lists, dealer, representative and distributor lists, customer surveys, forms, designs, diagrams, drawings, specifications, technical data, and production and quality control records and formulations, in each case, whether in physical or electronic form, of Seller or any of its Subsidiaries to the extent primarily related to the Business, including all prosecution files for the Transferred Patents, personnel records of the Transferred Employees (to the extent such Transferred Employees have consented thereto), and books and records related to ad valorem Taxes primarily related to the Acquired Assets, but specifically excluding any records the transfer or sharing of which would violate applicable Law.

“Transferred Contracts” shall mean the Contracts set forth under the heading “Transferred Contracts” on Schedule 5.12(a) of the Seller Disclosure Schedule.

“Transferred Copyrights” shall mean the Copyrights listed on Schedule 1.1(g) – Transferred Copyrights including renewals, extensions, restorations and reversions thereof.

“Transferred IP” shall mean all current or historical Intellectual Property Rights owned by Seller or its Affiliates that are primarily used in, held for use in or related to the operation of the Business as currently conducted, including any and all Intellectual Property Rights embodied in or relating to any Transferred Technology, the Transferred Patents or the Transferred Copyrights.

“Transferred Patents” shall mean the Patents listed on Schedule 1.1)h(, together with any extensions, supplemental protection certificates, reexaminations, reissues, divisions and continuations and foreign counterparts claiming priority to any of the foregoing.

“Transferred Permits” shall mean all Permits used in or necessary for the operation of the Business, including the Permits (and such pending applications therefor or renewals thereof)set forth on Schedule 1.1(k).

“Transferred Rail Assets” shall mean the Railcars listed on Schedule 1 hereto, which Railcars are owned by Seller or its Affiliate listed therein.
“Transferred Tangible Property” shall mean all Tangible Property listed on Schedule 1.1(i)
– Transferred Tangible Property hereto.

“Transfer Taxes” shall mean any and all any transfer, documentary, sales, retail, use, goods and services, harmonized sales, stamp, registration and other Taxes and administrative fees (including any penalties and interest) incurred in connection with this Agreement.

“Transferred Technology” shall mean any and all versions of all Technology that is solely used in, held for use in, or related to the operation of the Business as currently conducted or currently contemplated to be conducted. For the avoidance of doubt, Transferred Technology does not include any Intellectual Property Rights.

“Transferred Trademarks” shall mean the Trademarks listed on Schedule 1.1(j) – Transferred Trademarks including the goodwill associated with or symbolized by any of the foregoing.

“UCC” means, as the context so requires, (i) the Uniform Commercial Code as enacted in the State of New York or any other applicable jurisdiction, as the context may require and/or (ii) the Personal Property Security Act (Ontario), (or any successor statute) and the regulations thereunder as from time to time in effect or any other applicable personal property security legislation.

“U.S. Securities Laws” shall mean the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the rules and regulations promulgated thereunder.

1.2Additional Definitions. The following terms have the meanings defined for such terms on the pages set forth below.

Acquired Assets    21
Agreement    5
AML Laws    49
Anti-Corruption Laws    49
Assignment and Assumption Agreement    30
Assumed Liabilities    23
Assumed PTO    61
Base Purchase Price    26
Bills of Sale    30
Business Confidential Information    54
Business Material Contract    41
Business Registered IP    44
Buyer    5
Buyer Benefit Plans    60
Buyer Disclosure Schedule    51
Buyer Indemnified Parties    63
Buyer Welfare Plans    60

Claim Certificate    65
Closing    30
Closing Date    30
Contract    41
Electronic Delivery    70
Estimated Purchase Price    26
Excluded Assets    22
Excluded Liabilities    23
GAAP    33
Indemnification Claim    65
IRS    37
Non-Assignable Assets    25
OFAC    49
Offered Employees    60
Parties    5
Party    5
Permits and Approvals    35

Purchase Price    26
Purchase Price Allocation    29
Railcar Repair Services Agreement    30
Required Bank Consents    30
Sanctioned Country    49
Sanctioned Persons    49
Seller    5
Seller Disclosure Schedule    31
Seller Indemnified Parties    63

Seller Licensed Parties    35
Seller SEC Documents    33
Tax Proceeding    61
Third Party Claim    66
Transaction Confidential Information    55
Transactions    5
Transferred Employees    60
Transition Services Agreement    30
US-Canada Purchase Price Allocation    29

1.3Certain Interpretations.

(a)When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule, such reference shall be to a Schedule to this Agreement (as applicable) unless otherwise indicated.

(b)When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and (ii) the words “include,” “includes” and “including” shall be deemed in each case to be followed by the words “without limitation.” Unless the context otherwise requires, “neither,” “nor,” “any,” “either,” and “or” shall not be exclusive.

(c)When used herein, references to “$” or “Dollars”, unless otherwise specified, shall be deemed to be references to U.S. dollars.

(d)The meaning assigned to each capitalized term defined and used herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e)When reference is made to any Party to this Agreement or any other agreement or document, such reference shall include such Party’s successors and permitted assigns. When reference is made to “Buyer,” “Seller,” or any of their respective “Subsidiaries” or “Affiliates,” such reference shall be interpreted broadly to include any or all of their respective “Subsidiaries” or “Affiliates,” respectively.

(f)Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a legal entity shall be deemed to include all direct and indirect Subsidiaries of such entity.

(g)A reference to any specific legislation or to any provision of any legislation shall include any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, in each case as in effect as of the date of this Agreement.

(h)The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(i)The Parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document.

(j)When Seller represents or warrants that it owns an asset or will transfer an asset to Buyer, such asset is either owned directly by Seller or indirectly by Seller through one of its Affiliates, and rather than directly transferring such asset, Seller will cause such of its Affiliates to transfer such asset.

ARTICLE 2
THE TRANSACTIONS

2.1Sale and Transfer of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall, and shall cause its Affiliates to, sell, transfer, assign, convey and deliver to Buyer (or, as applicable, one or more Affiliates of Buyer designated by Buyer in writing), and Buyer shall (or, as applicable, shall cause such Affiliates of Buyer to) purchase, acquire and accept from Seller and its Affiliates, free and clear of all Liens (other than Permitted Liens), all of Seller’s and its Affiliates’ right, title and interest in and to the following (collectively, the “Acquired Assets”):

(a)The Transferred Rail Assets (other than the Related Assets set forth on Schedule 2.2(n)(i) or 2.2(n)(ii));

(b)the Transferred Tangible Property;

(c)the Transferred IP;

(d)the Transferred Technology;

(e)the Transferred Contracts;

(f)the Transferred Permits;

(g)the Transferred Books and Records; provided, however, that Seller may retain a copy of the Transferred Books and Records;

(h)the Transferred Accounts Receivable;

(i)all claims, demands, credits, causes of action, choses in action, rights of setoff and rights of recoupment against third parties relating to the Acquired Assets or the Assumed Liabilities, arising from facts, events, actions or inactions occurring whether before or after the

Closing, including rights under manufacturers’ and vendors’ warranties, except those explicitly listed as an Excluded Asset;

(j)with respect to the Transferred IP, the right to register, prosecute, maintain or record any of such Intellectual Property Rights with any Governmental Authority, including rights to damages and payments for past, present and future infringements or misappropriations thereof, as well as all goodwill associated with such Intellectual Property Rights;

(k)to the extent not included in the calculation of the Data Tape Adjustment Amount in connection with an Event of Loss, all insurance benefits, including rights and proceeds, arising from or relating to the Acquired Assets or the Assumed Liabilities prior to the Revenue Cutoff Date;

(l)all deferred and prepaid charges, recoverable deposits, advances, expenses, sums and fees solely to the extent related to the Business or the Assumed Liabilities arising from payments made prior to the Revenue Cutoff Date for goods or services where such goods or services have not been received as of the Revenue Cutoff Date and only to the extent included in the Modified Working Capital;

(m)to the extent not included in the calculation of the Data Tape Adjustment Amount in connection with an Event of Loss occurring prior to the Revenue Cutoff Date, all insurance benefits, including rights and proceeds, arising from or relating to the Acquired Assets or the Assumed Liabilities;

(n)all prepaid deposits made by Seller or its Subsidiaries for raw materials on order to the extent included in the Modified Working Capital; and

(o)all goodwill associated with any of the assets, properties, claims and rights set forth above in this Section 2.1.

2.2Excluded Assets. Other than the Acquired Assets set forth in Section 2.1, Buyer expressly understands and agrees that it is not purchasing or acquiring, and neither Seller nor any of its Subsidiaries is selling or assigning, any other assets, properties or rights of Seller or any of its Subsidiaries (collectively, the “Excluded Assets”), and all such Excluded Assets are not part of the sale and purchase contemplated hereunder, are excluded from the Business and the Acquired Assets and shall remain the property of Seller and its Subsidiaries after the Closing, including:

(a)all real property owned by Seller or its Affiliates;

(b)all Tangible Property that is not Transferred Tangible Property, specifically including all furniture, fixtures, IT equipment, computer hardware, office equipment and apparatuses used in the Business;

(c)all Intellectual Property Rights that are not Transferred IP;

(d)all Contracts that are not Transferred Contracts, and the Contracts set forth on Schedule 2.2(d);

(e)all Permits that are not Transferred Permits;

(f)the Excluded Books and Records;

(g)all Cash and Cash Equivalents of Seller and its Subsidiaries (except as otherwise provided in Section 2.7(b);

(h)all Employee Benefit Plans;

(i)all assets of Seller which are primarily related to the Repair Business or Seller’s fabrication business;

(j)all rights of Seller and its Subsidiaries under this Agreement and the other Transaction Agreements;

(k)any rights to refunds or credits with respect to any Taxes paid or incurred by Seller for any Pre-Revenue Cutoff Tax Period (and rights to refunds for Taxes relating to the Business and the Acquired Assets for any Pre-Revenue Cutoff Tax Period), together with any related interest received or due from the relevant Taxing Authority, any prepaid Taxes of Seller and any other rights to Taxes of Seller, except, in each case, to the extent related to Taxes included in Assumed Liabilities or to Tax assets included in the calculation of Modified Working Capital;

(l)to the extent included in the calculation of the Data Tape Adjustment Amount in connection with an Event of Loss occurring prior to the Revenue Cutoff Date, all rights, powers, privileges, options and other benefits of the Seller to receive proceeds of any casualty insurance, condemnation award, indemnity, warranty or guaranty with respect to any Acquired Assets or the Assumed Liabilities;

(m)all Excluded Accounts Receivable;

(n)all assets set forth on Schedule 2.2(n)(i) and all Railcars, Railcar Lease Agreements and Railcar Leased-In Agreements set forth on Schedule 2.2(n)(ii); and

(o)all rights arising from Excluded Liabilities.

2.3Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement (including the terms of Section 2.4 and the rights of the Buyer Indemnified Parties to indemnification, compensation or reimbursement under this Agreement), at the Closing, Buyer shall assume (or, where applicable, cause its Subsidiaries to assume) and agree to pay, perform and discharge when due only the following Liabilities of Seller (collectively, the “Assumed Liabilities”):

(a)All Liabilities to the extent primarily related to the Business or the Acquired Assets (including, for the avoidance of doubt, the Transferred Contracts and Transferred Permits), in each case, whether arising by Law or by Contract or whether arising prior to, on or after the Revenue Cutoff Date;

(b)All Transferred Accounts Payable;
(c)the Assumed PTO included in the calculation of Modified Working Capital and all Liabilities relating to Transferred Employees’ employment with Buyer and its Affiliates from and following the Revenue Cutoff Date;

(d)all Liabilities for Taxes relating to the Business, the Acquired Assets or the Assumed Liabilities for any taxable period ending after the Revenue Cutoff Date;

(e)all Transfer Taxes imposed on or due from Seller (other than to the extent already paid to Seller in connection with the Estimated Closing Statement or the Closing Statement); and

(f)all other Liabilities included in the Modified Working Capital.

2.4Liabilities Not Assumed. Notwithstanding anything to the contrary in this Agreement, neither Buyer nor any of its Affiliates shall assume or otherwise be responsible for any Liabilities of Seller or any of its Affiliates (including, for the avoidance of doubt, any predecessor of Seller or any of their respective Affiliates or any prior owner of all or part of their respective businesses and assets), of whatever nature, whether presently in existence or arising hereafter, which are not Assumed Liabilities (collectively, the “Excluded Liabilities”). Seller shall be responsible for the Excluded Liabilities. Without limiting the foregoing, Excluded Liabilities shall include the following Liabilities, notwithstanding any disclosure on the Seller Disclosure Schedule:

(a)all Liabilities to the extent not related to or arising out of the conduct of the Business, including any claim, demand or other Action against the Seller Group relating to the transactions contemplated by the Transaction Agreements by any current or former holder of securities of Seller;

(b)all Liabilities to the extent arising out of or relating to any Excluded Assets;
(c)all Seller Taxes other than Seller Taxes that are Assumed Liabilities;
(d)all Liabilities resulting from, arising out of or related to the litigation matters listed or required to be listed in Section 5.3 of the Seller Disclosure Schedule;
(e)all Liabilities, including any Liability to gross-up any Transferred Employee, solely relating to or arising out of the payment by Seller to any Offered Employees of any “excess parachute payments” within the meaning of Section 280G of the Code as a result of the Transactions;

(f)all Liabilities under or relating to the Employee Benefit Plans, including any pension or retirement plan, severance plan, retention plan, workers compensation, medical, life insurance, disability or other welfare plan, expenses and benefits incurred or claimed in respect of any current or former employee, director or independent contractor of Seller or any of its Affiliates, and any claims by such current or former employees, directors or independent contractors (and their covered dependents) of Seller or any of its Affiliates for benefits or claims, whether or not such Liabilities arise prior to, on or after the Revenue Cutoff Date;

(g)all Controlled Group Liability of Sellers or any of their ERISA Affiliates;
(h)all Indebtedness of Seller or any of its Affiliates; and
(i)all Liabilities to any broker, finder or agent for any investment banking or brokerage fees, finder’s fees or commission and any other fees and expenses payable by Seller pursuant to Section 11.5.

2.5Non-Assignable Assets.

(a)Nothing in this Agreement nor the consummation of the Transactions contemplated hereby shall be construed as an attempt or agreement to sell, transfer, assign, convey or deliver any Acquired Asset to Buyer or its designees (provided, that this Section 2.5(a) shall not affect whether any asset, property or right shall be deemed to be an Acquired Asset for any other purpose under this Agreement), or for Buyer or its designees to assume any Assumed Liability, in each case which is not transferable or non-assignable, as applicable, without the consent or waiver of a third party (including any Governmental Authority) or is cancellable by a third party in the event of such a transfer or assignment without the consent or waiver of such third party (including any Governmental Authority), in each case unless and until such consent or waiver shall have been obtained (collectively, “Non-Assignable Assets”).

(b)To the extent permitted by applicable Law, until the earlier of (y) any required consent, approval or waiver is obtained, and (z) the first anniversary of the Closing Date:
(i) the Non-Assignable Assets subject thereto and affected thereby shall be held, as of and from the Closing, by Seller in trust for the benefit of Buyer, and all benefits and obligations existing thereunder shall be for Buyer’s account(s), (ii) Seller shall (and shall cause its Affiliates to) use commercially reasonable efforts to maintain good relations with any obligee or other counterparty in connection with such Non-Assignable Asset, (iii) Buyer shall pay, perform or otherwise discharge (in accordance with the respective terms and subject to the respective conditions thereof, and in the name of Seller or its applicable Affiliate) all of the covenants and obligations of Seller or its applicable Affiliate incurred after the Closing with respect to such Non-Assignable Asset,
(iv)Seller shall use commercially reasonable efforts to take or cause to be taken such actions in its name or otherwise as Buyer may reasonably request so as to provide Buyer or its designees with the benefits of such Non-Assignable Assets and to effect the collection of money or other consideration that becomes due and payable under such Non-Assignable Assets, and promptly pay over to Buyer or its designee all money or other consideration received by it in respect of such Non-Assignable Assets, and (v) Buyer and Seller shall mutually cooperate to provide any other alternative arrangements as may be reasonably required to implement the purposes of this Agreement and the other Transaction Agreements. If and when such consent, approval or waiver is obtained, Seller shall, and shall cause its Subsidiaries to, sell, transfer, assign, convey and deliver such Non-Assignable Assets to Buyer for no additional consideration.

(c)Notwithstanding anything to the contrary in Section 2.5(b), in the event that any required consent, approval or waiver in respect of a Non-Assignable Asset has not been obtained on or before the first anniversary of the Closing Date, then Seller and Buyer shall cooperate in good faith to reach a mutually agreeable solution in order to effect the transfer of the remaining benefits and obligations described in clause (i) of Section 2.5(b) and the covenants and obligations described in clause (iii) of Section 2.5(b) to Buyer, including, if requested by Buyer, transferring, assigning, conveying or delivering such Non-Assignable Asset to Buyer.

2.6Prorations. With respect to accrued Taxes for Tangible Property and other similar Taxes, utility and similar payments arising from the ownership or use of the Acquired Assets, the Assumed Liabilities and the operation of the Business, the Transferred Contracts, related to the Acquired Assets and similar accrued items all as relating to a Straddle Period, (a) Buyer shall be responsible for the pro rata portion thereof based upon the number of days in such Straddle Period following and including the Revenue Cutoff Date as a percentage of the total number of days in such Straddle Period and (b) Seller shall be responsible for the pro rata portion thereof based upon the number of days in such Straddle Period prior to (and not including) the Revenue Cutoff Date as a percentage of the total number of days in such Straddle Period; provided however, that no ad valorem Taxes will be prorated, but instead will be the obligation of Buyer and an Assumed Liability.

2.7Further Assurances.

(a)From time to time following the Closing, Seller and Buyer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate to fully and effectively sell, transfer, assign, and convey and deliver to Buyer all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be expressly conveyed to Buyer under this Agreement and to fully and effectively sell, transfer, assign, and convey and deliver to Buyer and their Subsidiaries, and have Buyer and its Subsidiaries assume, the Assumed Liabilities intended to be expressly assumed by Buyer under this Agreement, and to otherwise make effective the transactions contemplated hereby and to confirm the right, title or interest of Buyer in the Acquired Assets, including (i) promptly transferring and/or delivering back to Seller and its Subsidiaries any asset or Liability not contemplated by this Agreement to be an Acquired Asset or an Assumed Liability, respectively, which asset or Liability was transferred and/or delivered to Buyer at the Closing and (ii) promptly transferring and/or delivering to Buyer any asset or Liability contemplated by this Agreement to be an Acquired Asset or an Assumed Liability, respectively, which was not transferred and/or delivered to Buyer at the Closing, in each case of clauses (i) and (ii), without further consideration paid by any Party and the relevant Schedules to this Agreement shall be amended accordingly.

(b)Without limiting the generality of the foregoing, within fifteen (15) Business Days after the Closing Date, (i) Seller shall remit to Buyer, by wire transfer of immediately available U.S. dollar funds to an account designated by Buyer, an amount equal to
(A)the amount of any cash or cash equivalents received by Sellers or its Subsidiaries in respect of any Transferred Accounts Receivable prior to the Closing Date less (B) the amount of any Transferred Accounts Payable satisfied by Seller or its Subsidiaries prior to the Closing Date, if such amount is a positive number, or (ii) Buyer shall remit to Seller, by wire transfer of immediately available U.S. dollar funds to an account designated by Seller, an amount equal to
(A) the amount of any Transferred Accounts Payable satisfied by Seller or its Subsidiaries prior to the Closing Date less (B) the amount of any cash or cash equivalents received by Sellers or its

Subsidiaries in respect of any Transferred Accounts Receivable prior to the Closing Date, if such amount is a positive number.

ARTICLE 3 PURCHASE PRICE

3.1Purchase Price.

(a)Subject to the terms and conditions of this Agreement, the purchase price to be paid by Buyer for the Acquired Assets shall be (i) the assumption of the Assumed Liabilities, plus (ii) a cash payment, by wire transfer of immediately available funds, of Five Hundred Seventy-One Million One Hundred Seventy-Seven Thousand Three Hundred Thirty- Two Dollars (US $571,177,332) (the “Base Purchase Price”), payable in accordance with the terms of this Agreement (as adjusted pursuant to Annex A hereto, the “Purchase Price”).

(b)As used in this Agreement, the “Estimated Purchase Price” means an amount equal to the Base Purchase Price plus (A) the amount, if any, by which the Estimated Modified Working Capital exceeds the Target Modified Working Capital, minus (B) the amount, if any, by which Target Modified Working Capital exceeds the Estimated Modified Working Capital, minus (C) the amount of the Estimated Data Tape Adjustment Amount, (D) plus the amount of Estimated Transfer Taxes. For purposes of determining the amount of cash to be paid as the Estimated Purchase Price by Buyer at the Closing pursuant to Section 4.2(b)(i), Seller shall prepare and deliver to Buyer before the Closing Date, a written statement certified by an officer of Seller setting forth Seller’s good faith estimate of: (i) the Modified Working Capital (such amount, the “Estimated Modified Working Capital”), (ii) the Data Tape Adjustment Amount (the “Estimated Data Tape Adjustment Amount”), (iii) the Estimated Transfer Taxes (the “Estimated Transfer Taxes”), and (iv) the Estimated Purchase Price (such statement, the “Estimated Closing Statement”). Seller agrees that it shall prepare the Estimated Closing Statement in accordance with, as applicable, the definitions of “Modified Working Capital” and “Data Tape Adjustment Amount” set forth herein and, in the case of the Estimated Modified Working Capital, in accordance with the Accounting Principles, and Seller shall deliver together with the Estimated Closing Statement any supporting documentation and additional information as may be reasonably requested by Buyer with respect to the amounts set forth therein. Seller has consulted (including by providing Buyer with reasonable access to such of Seller’s personnel as are reasonably necessary to assist Buyer in its review) in good faith with Buyer in the preparation of the Estimated Closing Statement and has provided Buyer with a draft thereof showing the components of Estimated Modified Working Capital, the Estimated Transfer Taxes and the Estimated Data Tape Adjustment Amount (together with any supporting work papers) and has considered in good faith the comments provided by Buyer prior to preparing the final calculation of the Estimated Purchase Price.

3.2Purchase Price Adjustment.

(a)If the Purchase Price as finally determined in accordance with this Section 3.2 is less than the Estimated Purchase Price, Seller shall pay to Buyer the total amount of such deficit, and if the Purchase Price as finally determined in accordance with this Section 3.2 exceeds the Estimated Purchase Price, Buyer shall pay to Seller the total amount of such excess, in either case by wire transfer of immediately available U.S. dollar funds to an account designated by the party receiving payment, within three (3) Business Days after the final determination of the Purchase Price in accordance with this Section 3.2.

(b)Within 60 days after the Closing, Buyer shall prepare and deliver to Seller a statement setting forth Buyer’s calculation, prepared in accordance with the Accounting Principles, of: (i) the Modified Working Capital, (ii) the Data Tape Adjustment Amount, (iii) the Transfer Taxes, and (iv) the Purchase Price pursuant to this Section 3.2 (the “Closing Statement”). The parties agree to provide each other and their respective representatives access to their respective books, records and personnel to the extent relating to or previously relating to the Business throughout the periods during which the Closing Statement is being prepared or evaluated and any disputes that may arise under this Section 3.2 are being resolved. If Seller disagrees with the determination of the Closing Statement, Seller shall notify Buyer in writing of such disagreement within thirty (30) days after delivery of the Closing Statement, which written notice shall set forth any such disagreement in reasonable detail together with supporting documentation (“Disagreement Notice”). If Seller fails to deliver a Disagreement Notice by the end of such 30- day period, Seller shall be deemed to have accepted the Closing Statement delivered by Buyer. Matters included in the calculations in the Closing Statement to which Seller does not object in the Disagreement Notice shall be deemed accepted by Seller and shall not be subject to further dispute or review. Buyer and Seller shall negotiate in good faith to resolve any such disagreement, and any resolution agreed to in writing by Buyer and Seller shall be final and binding upon the parties.

(c)If Buyer and Seller are unable to resolve any disagreement as contemplated by Section 3.2(b) within 30 days after delivery by Seller of a Disagreement Notice, or within 20 business days of delivery by Seller of a request for changes in the Purchase Price Allocation as contemplated by Section 3.3, Buyer and Seller shall jointly select a mutually acceptable third party nationally recognized accounting firm (that is not the auditor of either Party) to act as accounting arbitrator, the retention of which will not give rise to present or potential future auditor independence problems for Seller, Buyer or any of their respective Affiliates or Subsidiaries, as determined in the reasonable discretion of Seller and Buyer, to resolve such disagreement (the firm so selected shall be referred to herein as the “Accounting Arbitrator”). The parties shall instruct the Accounting Arbitrator to consider only those items and amounts set forth in the Closing Statement as to which Buyer has disagreed pursuant to a Disagreement Notice and Buyer and Seller have not resolved their disagreement. The scope of the disputes to be resolved by the Accounting Arbitrator shall be limited to whether such calculation was done in accordance with the terms hereof, the accounting methods, standards, policies, practices, classifications, estimation methodologies, assumptions or procedures used to prepare the Closing Statement, and whether there were mathematical errors in the calculation of the Closing Statement, and the Accounting Arbitrator shall not make any other determination. The Accounting Arbitrator shall make its determination based solely on written submissions, presentations and supporting material provided by Buyer and Seller and not pursuant to any independent review. In resolving any such disagreement, the Accounting Arbitrator may not assign a value to such item greater than the greatest value for such item claimed by Buyer in the Closing Statement or by Seller in the Disagreement Notice or less than the lowest value for such item claimed by Buyer in the Closing Statement or by Seller in the Disagreement Notice. Buyer and Seller shall use commercially reasonable efforts to cause the Accounting Arbitrator to deliver to all parties, as promptly as practicable, a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement. Such report shall be final and binding upon the parties absent manifest error. The fees, costs and expenses of the Accounting Arbitrator arising in connection with this Section 3.2 shall be borne by the parties in such proportion to reflect the relative amount of each party’s determination that has been modified pursuant to the Accounting Arbitrator’s report. For example, if Seller claims in the Disagreement Notice that it is entitled to an adjustment payment of $100,000, but the Accounting Arbitrator determines that Seller has a valid claim for only $30,000, then Buyer shall bear 30% of the fees, costs and expenses of the Accounting Arbitrator and Seller shall bear the other 70% of such fees, costs and expenses.

(d)Buyer and Seller agree that any payments made pursuant to this Section 3.2 shall be allocated in a manner consistent with any allocation agreed to pursuant to Section 3.3.

3.3Allocation.

(a)Buyer and Seller have allocated the Purchase Price, including all Liabilities assumed or taken subject to and treated as consideration for federal income tax purposes, to the aggregate Acquired Assets sourced to Canada and the aggregate Acquired Assets sourced to the United States (the “US-Canada Purchase Price Allocation”), as set forth in Exhibit L.

(b)Buyer and Seller have further allocated (i) the portion of the US-Canada Purchase Price to the aggregate Acquired Assets sourced to the United States among the individual Acquired Assets sourced to the United States, and (ii) the portion of the US-Canada Purchase Price allocated to the aggregate Acquired Assets sourced to the Canada among the individual Acquired Assets sourced to Canada (the “Purchase Price Allocation”), as set forth in Exhibit L, which Buyer and Seller agree is reasonable and in accordance with the Code Section 1060 and the Treasury Regulations thereunder. All Tax Returns and reports filed by Buyer and Seller shall be prepared consistently with the Purchase Price Allocation or, if applicable, any adjustments to the Purchase Price or Assumed Liabilities.

3.4Withholding. Buyer shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any other provision of federal, state, local, or foreign Tax Law or under any applicable Law; provided, however, Buyer shall provide written notice to Seller at least five (5) days prior to withholding any such amounts and Seller and Buyer shall cooperate to eliminate or reduce such withholding obligation, including by providing any necessary documentation to support such elimination or reduction. To the extent such amounts are so deducted or withheld, such amounts shall be timely paid over to the relevant Taxing Authority by Buyer and to the extent so paid over such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

ARTICLE 4 CLOSING

4.1Closing. The closing of the Transactions (the “Closing”) shall take place at the offices of Willkie Farr & Gallagher LLP located at 787 Seventh Avenue, New York, New York 10019 (or remotely via the electronic exchange of executed documents and other closing deliverables) simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date.”).

4.2Closing Deliveries.

(a)Seller’s Closing Deliveries. In connection with the Closing and subject thereto, Seller is delivering (or causing to be delivered) to Buyer the following:

(i)the Bills of Sale attached hereto as Exhibit A (collectively, the “Bills of Sale”) executed by Seller or its applicable Affiliate;

(ii)the Assignment and Assumption Agreements attached hereto as Exhibit B (collectively, the “Assignment and Assumption Agreement”), executed by Seller or its applicable Subsidiary;

(iii)the authorization letter executed by the Seller with respect to the transfer of the Seller Marks from the Seller to the Buyer attached hereto as Exhibit C, which the Seller will send to RAILINC via overnight delivery upon the Closing;

(iv)the Transition Services Agreement attached hereto as Exhibit D (the “Transition Services Agreement” ) executed by Seller or its applicable Subsidiary;

(v)the Maumee Office License Agreement attached hereto as Exhibit E (the “Maumee Office License Agreement” ), executed by Seller or its applicable Subsidiary;

(vi)the Railcar Repair Services Agreement attached hereto as Exhibit F (the “Railcar Repair Services Agreement” ), executed by Seller or its applicable Subsidiary;

(vii)the Fleet Management Agreement attached hereto as Exhibit G (the “Fleet Management Agreement” ), executed by Seller or its applicable Subsidiary;

(viii)copies of proper UCC financing statement terminations or partial terminations, Surface Transportation Board (“STB”) or Registrar General of Canada (“RGC”) filings, accurately describing the Transferred Rail Assets and Railcar Lease Agreements, or other similar instruments or documents, in form and substance sufficient for filing under applicable Law of any and all jurisdictions as may be necessary to effect or evidence a release or termination of any pre-existing Lien evidenced by an existing filing of record in the applicable UCC, STB or RGC filing office against the Transferred Rail Assets, related Railcar Lease Agreements and Related Assets;

(ix)the consents and waivers attached hereto as Exhibit H (the “Required Consents”, each of which are true and correct and in full force and effect as of the date hereof );

(x)releases of the Liens attached hereto as Exhibit I;

(xi)a duly completed and executed IRS Form W-9; and

(xii)the Leasing Agreement attached hereto as Exhibit J (the “Leasing Agreement”), executed by Seller or its applicable Subsidiary.

(b)Buyer’s Closing Deliveries. In connection with the Closing and subject thereto, Buyer is delivering (or causing to be delivered) to Seller or its designees the following:

(i)the Estimated Purchase Price by wire transfer in immediately available funds to Seller or its designee(s) in accordance with written wire transfer instructions delivered to Buyer;

(ii)the Bills of Sale, executed by Buyer or its designee(s), as applicable;

(iii)the Assignment and Assumption Agreement(s), executed by Buyer or its designee(s), as applicable;

(iv)the Transition Services Agreement, executed by Buyer or its designee(s), as applicable;

(v)the Maumee Office License Agreement, executed by Buyer or its designee(s), as applicable; and

(vi)the Railcar Repair Services Agreement, executed by Buyer or its designee(s), as applicable;

(vii)the Fleet Management Agreement, executed by Buyer or its designee(s), as applicable;

(viii)a copy of the bound R&W Insurance Policy; and

(ix)the Leasing Agreement, executed by Buyer or its designee(s), as applicable.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the exceptions and disclosures set forth in the disclosure schedule delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement, dated as of the date hereof (the “Seller Disclosure Schedule”) (referencing the appropriate section, subsection, paragraph and subparagraph numbers of this Agreement; provided, however, that any such disclosure against any section or subsection of this ARTICLE 5 shall be deemed to be a disclosure against each of the other sections and subsections of this ARTICLE 5 to the extent the applicability of such disclosure to such other sections and subsections is reasonably apparent from such disclosure), Seller hereby represents and warrants to Buyer, as follows:

5.1Seller’s Organization and Good Standing; Authority and Enforceability.

(a)Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such other jurisdictions where the failure so to qualify and be in such standing would not have a Business Material Adverse Effect.

(b)Seller has all necessary corporate power and authority to execute and deliver this Agreement, the other Transaction Agreements to which it is or will be a party and each certificate and other instrument required by this Agreement or any other Transaction Agreements to be executed and delivered by Seller pursuant hereto or thereto, to perform its obligations hereunder and thereunder and to consummate the Transactions and the other transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement, the other Transaction Agreements to which it is or will be a party and each certificate and other instrument required to be executed and delivered by Seller pursuant hereto or thereto, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the Transactions and the other transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Seller or any of its Subsidiaries. The board of directors of Seller has approved this Agreement, the other Transaction Agreements to which Seller is or will be a party and the Transactions and the other transactions contemplated hereby and thereby, and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or any other Transaction Agreements to which Seller is or will be a party or to consummate the Transactions on the terms set forth herein and therein.

(c)This Agreement, the other Transaction Agreements to which Seller is or will be a party and each certificate and other instrument required to be executed and delivered by it pursuant hereto or thereto has been (or will be) duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery by the other parties party thereto, constitutes (or will constitute) a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject in each case to bankruptcy, insolvency, reorganization or other similar Laws of general application affecting the rights and remedies of creditors, and to general principles of equity.

5.2No Conflict; Consents and Approvals.

(a)Except as set forth in Section 5.2 of Seller Disclosure Schedules, the execution, delivery and performance by Seller of this Agreement and the Transaction Agreements to which it is a party or any of its Affiliates is a party, and the consummation by Seller of the Transactions, do not and will not (i) conflict with or violate the Organizational

Documents of Seller or any of its Affiliates, (ii) conflict with or violate any Law applicable to the Business, the Acquired
Assets, Seller or any of its Subsidiaries, or by which any of their respective properties are bound,
(iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, result in the creation or imposition of any Lien upon any of the Acquired Assets pursuant to, or give rise to any right of termination, cancellation, amendment or acceleration of, any Transferred Contract or (iv) give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or materially modify any material Permit and Approval applicable to the Business, the Acquired Assets or Seller or any of Seller’s Subsidiaries, except, in the case of clauses (iii) and (iv), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

(b)The execution, delivery and performance by Seller of this Agreement and the Transaction Agreements to which it is a party, and the consummation by Seller of the Transactions, do not and will not require Seller to obtain any consent, approval, Order, authorization or permit of, action or waiver by, or to make any filing with or notification to, any Governmental Authority, except for (i) the filings required under the HSR Act, which have been made, and (ii) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) prevent or materially delay Seller from performing its obligations under this Agreement or the consummation by Seller of the Transactions or (B), individually or in the aggregate have a Business Material Adverse Effect.

5.3Absence of Litigation. Except for those that would, not individually or in the aggregate, be material to the business, operations, condition (financial or otherwise), assets or results of operations of the Business, taken as a whole, (a) there are no Actions pending against Seller or any of its Affiliates or, to the Knowledge of Seller, threatened against Seller or any of its Affiliates, in each case relating to the Business, the Assumed Liabilities, any of the Acquired Assets or any of the Licensed IP, by or before any Governmental Authority, (b) no Governmental Authority has since January 1, 2020, challenged or questioned in writing the legal right of Seller or any of its Subsidiaries to conduct the Business as presently or previously conducted, and (c) neither Seller nor any of its Subsidiaries nor any of their respective properties is or are subject to any judgment, Order, writ, injunction, rule or decree of any Governmental Authority that affects the Business, any of the Acquired Assets or any of the Licensed IP, other than Orders or rules of general applicability that are not specific to Seller, any of its Subsidiaries or their respective properties.

5.4SEC Reports; Financial Statements. To the extent related to the Business:

(a)(i) Seller has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by them with the SEC since January 1, 2020 (all such forms, reports, statements, certificates and other documents filed since January 1, 2020 and prior to the date hereof, collectively, the “Seller SEC Documents” ); (ii) neither Seller nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such Seller SEC Documents; and (iii) To the

Knowledge of Seller, none of Seller SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of Seller SEC Documents.

(b)As of their respective dates, or, if amended, as of the date of the last such amendment: (i) each of the Seller SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing); (ii) none of the Seller SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c)(i) the audited consolidated financial statements of Seller (including any related notes thereto) included in Seller’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Seller and its Subsidiaries at the respective dates thereof and the results of their operations, cash flows and changes in stockholders’ equity for the periods indicated; (ii) the unaudited consolidated financial statements of Seller (including any related notes thereto) for all interim periods included in Seller’s Quarterly Reports on Form 10-Q filed with (or to be filed with) the SEC since December 31, 2020 comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Seller and its Subsidiaries at the respective dates thereof and the results of their operations, cash flows and changes in stockholders’ equity for the periods indicated.

(d)Seller has established and maintains disclosure controls and procedures (as such terms are defined in Rules 13a-15(e), and 15d-15(e) under the Exchange Act) designed to ensure that material information relating to Seller, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Seller by others within those entities and is effective in ensuring that all material information required to be disclosed by Seller in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC.

(e)Seller has established and maintains a system of internal controls over financial reporting (as such term is defined in Rule 13a-15 under the Exchange Act), which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Seller and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Seller and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the board of directors of Seller and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Seller and its Subsidiaries.

(f)Since June 30, 2021, neither Seller nor, to the Knowledge of Seller, Seller’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Seller and its Subsidiaries, in each case which has not been subsequently remediated, or (i) any fraud that involves Seller’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Seller and its Subsidiaries.

(g)Neither Seller nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among Seller or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K under the Securities Act)), where the result, purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Seller or any of its Subsidiaries in Seller’s consolidated financial statements.

5.5No Undisclosed Liabilities. The Business does not have any material liabilities or obligations of any nature, whether or not accrued or contingent, known or unknown, asserted or unasserted, named or otherwise, except for liabilities and obligations (a) reflected or reserved against in the Business Financial Statements, (b) for the executory portion of Contracts incurred in the ordinary course of business and not including any breach of such Contract incurred in the ordinary course of business since the date of such balance sheet, none of which would, individually or in the aggregate, reasonably be expected to be material, (c) which have been discharged or paid in full prior to the date of this Agreement or (d) incurred pursuant to the transactions contemplated by this Agreement. Since June 30, 2021, except as described in the Disclosure Schedules and the executory portion of Contracts incurred in the ordinary course of business and not including any breach of such Contract, neither Seller nor any of its Subsidiaries has entered into any off-balance sheet transactions, arrangements, or obligations (including contingent obligations) that may have a current or future material effect on the financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenues or expenses of the Business. Except as described in the Business Financial Statements, neither Seller nor any of its Subsidiaries is a party to, or has any commitment to become a party to: (i) any joint venture, off balance sheet partnership, or any similar Contract or arrangement related to the Business (including any Contract or arrangement relating to any transaction or relationship between or among Seller or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act) related to the Business.

5.6Absence of Certain Changes or Events. Since December 31, 2020 and through the date of this Agreement, (a) the Business has been conducted only in the ordinary course of business, and (b) there has not been any Business Material Adverse Effect.

5.7Compliance with Laws.
(a)Seller and each of its Subsidiaries are, and since January 1, 2020, have been, in material compliance with all Laws applicable to the Business, any of the Acquired Assets, any of the Licensed IP or the Assumed Liabilities. Seller and its Subsidiaries have been and are in material compliance with all applicable licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions of all Governmental Entities (collectively, “Permits and Approvals”) necessary for them to own, lease or operate the Acquired Assets and to carry on the Business as now conducted. Since January 1, 2020, neither Seller nor any of its Subsidiaries has received any warning letter or other written notice from any Governmental Authority alleging any material violation or potential material violation by Seller or any of its Subsidiaries of any Law that is applicable to the Business, any of the Acquired Assets, any of the Licensed IP or the Assumed Liabilities and none of Seller or its Subsidiaries is in material default with respect to any Order applicable to the Business, any Acquired Assets or Licensed IP or the Assumed Liabilities. To the Knowledge of Seller, no investigation by any Governmental Authority of Seller or any of its Subsidiaries is pending or threatened with respect to the Business.

(b)Seller and its Subsidiaries hold all Permits and Approvals necessary for Seller and its Subsidiaries to own, lease or operate the Acquired Assets and to carry on the Business as now conducted, except for any Permits and Approvals the absence of, or noncompliance with, would not, individually or in the aggregate, reasonably be expected to materially affect the Business as currently conducted. To the Knowledge of Seller, each director, officer, partner and manager of Seller and its Subsidiaries and Persons performing management functions similar to those performed by officers, partners or managers (such Persons collectively, “Seller Licensed Parties”), hold all Permits and Approvals necessary for Seller and its Subsidiaries to own, lease or operate the Acquired Assets and to carry on the Business as now conducted, except for any Permits and Approvals the absence of, or noncompliance with, would not, individually or in the aggregate, reasonably be expected to materially affect the Business as currently conducted. All such Permits and Approvals are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to materially affect the Business as currently conducted. No suspension, cancellation, non-renewal, or adverse modifications of any Permits and Approvals of Seller or any of its Subsidiaries is pending or, to the Knowledge of Seller, threatened, and to the Knowledge of Seller, no event has occurred which permits, or upon the giving of notice or passage of time or both, would permit, revocation, non- renewal, modification, suspension, limitation or termination of any Permits and Approvals that are currently in effect, the loss of which would, individually or in the aggregate, be reasonably likely to materially affect the Business as currently conducted. Neither Seller, nor any of its Subsidiaries, nor, to the Knowledge of Seller, any of Seller Licensed Parties has received written notice within the past five (5) years of any investigation or review by any Governmental Authority with respect to the Business, any of the Acquired Assets, any of the Licensed IP or the Assumed Liabilities, other than investigations or reviews (x) conducted in connection with ordinary license renewal procedures of the Business and/or (y) the outcome of which would not, individually or in the aggregate, be reasonably likely to have a

Business Material Adverse Effect. To Seller’s Knowledge, no investigation or review is threatened, nor has any Governmental Authority indicated in writing any intention to conduct the same, other than investigations or reviews (x) conducted in connection with ordinary license renewal procedures of the Business and/or (y) the outcome of which would not, individually or in the aggregate, be reasonably likely to have a Business Material Adverse Effect.
(c)Neither Seller, nor any of its Subsidiaries, nor, to the Knowledge of Seller, any Seller Licensed Party has received any written claim, demand, notice, complaint, or Order from any Governmental Authority in the past three (3) years under, or relating to any violation or possible violation of, any Law that is applicable to the Business, any of the Acquired Assets, any of the Licensed IP or the Assumed Liabilities which did or would reasonably be likely to result in an individual fine or penalty of $50,000 or more. To the Knowledge of Seller, there are no facts which, if known to any Governmental Authority, would result in the revocation, limitation or suspension of a Transferred Permit.

5.8Taxes.

(a)All material Tax Returns required by applicable Law to be filed by or on behalf of Seller or any of its Subsidiaries in respect of the Business or Acquired Assets have been timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns are true, correct and complete in all material respects. There is no outstanding material claim in writing by any Governmental Authority where Seller or any of its Subsidiaries does not, in respect of the Business or Acquired Assets, file a particular type of Tax Return that it is required to file such Tax Return or may be subject to Tax.

(b)Neither Seller nor any of its Subsidiaries is delinquent in the payment of any amount of Tax in respect of the Business or Acquired Assets (including Taxes required to have been withheld by Seller or any of its Subsidiaries) for which reserves have not been established in accordance with GAAP on the most recent balance sheet included in Seller SEC Documents.

(c)Seller and each Subsidiary has paid all Taxes in respect of the Business or Acquired Assets that are due and payable attributable to the Pre-Revenue Cutoff Tax Period, whether or not shown as due on any Tax Return.

(d)No Liens for Taxes in respect of the Business or Acquired Assets exist with respect to any assets or properties of Seller or any of its Subsidiaries, except for Permitted Liens.

(e)There are no Actions (including assessments of deficiencies, audits or similar reviews) now pending or threatened in writing (and received by Seller) against or with respect to Seller or any of its Subsidiaries with respect to any material amount of Tax in respect of the Business or Acquired Assets.

5.9Benefit Plans.

(a)Section 5.9(a) of Seller Disclosure Schedule sets forth a true and complete list of each material Business Benefit Plan. With respect to each Business Benefit Plan, Seller has furnished or made available to Buyer a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter or opinion letter of the Internal Revenue Service (the “IRS”), (iii) any summary plan description and other equivalent written communications by Seller or its Subsidiaries to their employees concerning the extent of the material benefits provided; (iv) the three most recent actuarial reports and (v) the Form 5500 for the 2019 plan year (and attached schedules) and, when available, the Form 5500 for the 2020 plan year.

(b)Except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, (i) each Business Benefit Plan has been established and administered in accordance with its terms and applicable Law, and in compliance with the applicable provisions of ERISA and the Code, and (ii) no non-exempt prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Business Benefit Plan.

(c)All material contributions and other payments required to be made under the terms of any Business Benefit Plan have been timely made.

(d)Each Business Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or is based on a prototype or volume submitter document that has received a favorable advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and, to the Knowledge of Seller, there are no existing circumstances or events that would reasonably be expected to adversely impact the qualified status of such Business Benefit Plan in any material respect.

(e)Except as set forth in Section 5.9(e) of Seller Disclosure Schedules, (i) no Business Benefit Plan is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) neither Seller nor any of its Subsidiaries contributes, is obligated to contribute, or has any liability (contingent or otherwise) with respect to a Multiemployer Plan or a “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA which, in either case, would be a Business Benefit Plan, and (iii) neither Seller, nor any of its ERISA Affiliates, has withdrawn, partially withdrawn or received any notice of any claim or demand for withdrawal liability or partial withdrawal liability under ERISA with respect to which any liability remains outstanding thereunder. With respect to each Multiemployer Plan set forth in Section 5.9(e) of Seller Disclosure Schedules, (i) neither Seller nor its Subsidiaries have incurred any excise tax under Code Section 4971 or surcharge imposed under any rehabilitation plan; and (ii) neither Seller nor its Subsidiaries have been notified in writing by any such Multiemployer Plan that such multiemployer plan is in “critical” or “endangered” status within the meaning of Code Section 432, is currently insolvent or projected to be insolvent within the meaning of 4245 of ERISA or that such Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA.

(f)Except as set forth in Section 5.9(f) of Seller Disclosure Schedule, neither Seller nor any of its ERISA Affiliates has incurred any liability with respect to the Business which remains outstanding under Title IV of ERISA, including with respect to any Controlled Group Plan, and, to the Knowledge of Seller, no event or condition has occurred or exists that would reasonably be expected to result in any such liability to the Business.

(g)With respect to any Employee Benefit Plan subject to Title IV of ERISA or Section 302 of ERISA or Section 412 or 4971 of the Code for which Seller or any of its ERISA Affiliates has any liability or contributes to, except as would not reasonably be expected to result in material liability to the Business: (i) all premiums to the Pension Benefit Guaranty Corporation
(“PBGC”) have been timely paid in full; (ii) no failure to satisfy the “minimum funding standards” within the meaning of Sections 302 and 303 of ERISA and Sections 412 and 430 of the Code (whether or not waived) has occurred; (iii) all contributions required to be made to any such plan have been timely made; (iv) the PBGC has not instituted an Action to terminate any such plan and there has been no determination that any such plan is, or is expected to be, in “at risk” status (within the meaning of Section 303 of ERISA); (v) no reportable event within the meaning of Section 4043(c) of ERISA for which the thirty (30) day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event; (vi) an election for funding relief has not been made under Section 430(c)(2)(D) of the Code or Section 303(c)(2)(D) of ERISA; and (vii) no substantial cessations of operations of a facility under Section 4062(e) has occurred.

(h)Except as set forth in Section 5.9(h) of Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries has any liability in respect of post-retirement or post- termination health or life insurance benefits for retired, former or current employees of the Business, except as may be required by COBRA.

(i)Except as set forth in Section 5.9(i) of Seller Disclosure Schedule, the execution, delivery and performance of this Agreement or the consummation of the Transactions will not (alone or in combination with any other event): (A) entitle any current or former employee, consultant, officer or director of the Business to any severance pay or similar payment; (B) result in the payment of any benefit, accelerate the time of payment, funding or vesting of any benefit, or increase the amount of compensation or benefits due to any such employee, consultant, officer or director; or (C) result in any payment that would reasonably be expected to constitute an “excess parachute payment” within the meaning of Section 280G of the Code. Seller is not obligated to compensate any Person for excise taxes payable pursuant to Section 409A or 4999 of the Code.

(j)Except as set forth in Section 5.9(j) of Seller Disclosure Schedule, no Business Benefit Plan is maintained outside of, or for the benefit of any individuals outside of, the United States and Canada.

(k)Except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, there are no Actions, audits or inquiries pending, or, to the Knowledge of Seller, threatened (other than routine claims for benefits) against any, or with respect to, any Business Benefit Plan or fiduciary thereto or against the assets of any such Business Benefit Plan.

(l)Each Business Benefit Plan that constitutes a “non-qualified deferred compensation plan” subject to Code Section 409A complies in all material respects with Code

Section 409A with respect to its form and operation, no amount under any such Business Benefit Plan is or has been subject to the interest and additional tax set forth under Code Section 409A(a)(1)(B), and there is no obligation to reimburse or otherwise “gross-up” any Person for the interest or additional tax set forth under Code Section 409A(a)(1)(B).
5.10Labor Matters.

(a)Except as set forth in Section 5.10(a) of Seller Disclosure Schedule or, as otherwise provided by applicable Law, the employment of each Business Employee is terminable by Seller and its Subsidiaries, as applicable, at will without any notice or severance obligation or other cost or liability to Seller or its Subsidiaries, except with respect to any severance obligations under any collective bargaining agreement or union Contract set forth in Section 5.10(c) of Seller Disclosure Schedule.

(b)With respect to the Business and all employees of the Business, Seller and each of its Subsidiaries is in compliance with all applicable employee licensing requirements, except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect. Each employee of the Business who is required to have a license under any Law maintains such license in current or valid form in all material respects. To the Knowledge of Seller, each consultant, contractor or service provider of the Business who is required to have a license under any Law maintains such license in current or valid form in all material respects.

(c)Except as set forth in Section 5.10(c) of Seller Disclosure Schedule, with respect to the Business or any current or former employees of the Business, neither Seller nor any of its Subsidiaries is a party to, or is bound by any collective bargaining agreement or union Contract with any labor union, works council, labor organization or employee representatives or other representative bodies, no collective bargaining agreement is currently being negotiated by Seller or any of its Subsidiaries, and no employees of the Business are represented by a union, works council, labor organization or employee representatives or other representative bodies with respect to their employment with Seller or any such Subsidiary. Except as set forth in Section 5.10(c) of Seller Disclosure Schedule, to the Knowledge of Seller, since January 1, 2020, with respect to the Business or any current or former employees of the Business, there have not been any activities or proceedings by any labor union, works council, labor organization, employee representatives or other representative bodies, employees of the Business or group of employees of the Business to organize any employees including, but not limited to, the solicitation of cards from employees of the Business to authorize representation by any labor union, works council, labor organization or employee representatives or other representative bodies or any written or oral demand for recognition. There is not now, nor has there been since January 1, 2020, any strike, slowdown, work stoppage, lockout or other labor dispute or, to the Knowledge of Seller, threat thereof, by or with respect to any employees of the Business.

(d)Except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, with respect to the Business and all current and former employees of the Business, (i) Seller and each of its Subsidiaries are, and at all times since January 1, 2020, have been in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, rest breaks, meal periods, occupational safety and health, immigration, equal opportunity, leaves of absences, layoffs, and workers’ compensation and other statutorily mandated insurance, (ii) Seller and each of its Subsidiaries are, and at all times since January 1, 2020, have been, in compliance with all applicable Laws governing the classification of employees of the Business as employees and, where applicable, exempt or non-exempt, and (iii) Seller and each of and its Subsidiaries are in compliance with all applicable visa and work permit requirements with respect to employees of the Business.

(e)Except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, with respect to the Business and all current and former employees of the Business, (i) there are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of Seller, threatened involving any current, former or prospective employee, consultant, or independent contractor of Seller or any Subsidiary, (ii) there are no charges, investigations, administrative Actions or formal complaints of discrimination (including, but not limited to, discrimination based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status or any other protected characteristic) pending or, to the Knowledge of Seller, threatened before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Safety and Health Administration, the Workers’ Compensation Appeals Board, or any other Governmental Authority against Seller pertaining to any current, former or prospective employee, consultant, or independent contractor of Seller or any Subsidiary; and the (iii) Seller and its Subsidiaries are not subject to any Order regarding any employment or labor matter.

(f)Except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, since January 1, 2020, Seller and each of and its Subsidiaries has complied (and is currently in compliance) with the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 or any other comparable Law that applies to mass layoffs and/or plant closings to which Seller or any of its Subsidiaries is subject in each of the jurisdictions in which it conducts the Business.

(g)Section 5.10(g) of Seller Disclosure Schedule contains a true and complete list of each Business Employee, together with such Business Employee’s title or position, age, employing entity, work location, full-time or part-time status, accrued vacation and other paid time off, dates of service, years of credit service, current rate of hourly wage or salary, annual target cash bonus opportunity, any other compensatory entitlements, and each Business Benefit Plan in which he or she participates or is eligible to participate.

5.11Environmental Matters.

(a)Except as set forth in Section 5.11(a) of Seller Disclosure Schedule: (i) there are no Environmental Conditions, (ii) there is no pending nor, to Seller’s Knowledge, threatened enforcement action against Seller or any of its Subsidiaries related to the Business or the Acquired Assets regarding an Environmental Condition or compliance with or liability under Environmental Laws and (iii) the Business and the Acquired Assets are, and for the past three (3) years have been, in compliance in all material respects with all applicable Environmental Laws. Neither Seller nor any of its Subsidiaries have received a written notice from any Governmental

Authority or Third Party with respect to the Business and the Acquired Assets alleging a violation of Environmental Law or liability with respect to any Environmental Condition. The Business possesses all Environmental Permits currently required under Environmental Laws to operate as it presently operates, except where the failure of which to possess would not, individually or in the aggregate, be reasonably likely to have a Business Material Adverse Effect.
(b)Except as set forth in Section 5.11(b) of Seller Disclosure Schedule: (i) neither Seller nor any of its Subsidiaries, with respect to the Business or the Acquired Assets, is subject to any Order, settlement agreement, or other written agreement (not including Environmental Permits) by or with any Governmental Authority or third party imposing any material Liability or obligation with respect to any Environmental Laws, and (ii) neither Seller nor any of its Subsidiaries has expressly assumed or retained any Liabilities related to the Business or the Acquired Assets under any applicable Environmental Laws of any other Person, including in any acquisition or divestiture of any property or business.

5.12Contracts.

(a)Except for Employee Benefit Plans that are listed in Section 5.9(a) of Seller Disclosure Schedule, Section 5.12 of Seller Disclosure Schedule identifies each Contract that constitutes a Business Material Contract (as defined below), an accurate and complete copy of each of which has been provided or made available to Buyer by Seller. For purposes of this Agreement, each of the following Contracts relating to the Business that is unexpired and effective as of the date of this Agreement and under which the Business, Seller or any of its Subsidiaries has ongoing rights or obligations will be deemed to constitute a “Business Material Contract”:

(i)any Contract that is required to be filed by Seller as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by Seller on a Current Report on Form 8-K under Exchange Act;

(ii)any Contract that, by its terms, requires payments by Seller or any of its Subsidiaries in excess of $250,000 in the aggregate for the remainder of the stated term of such Contract, other than those that are terminable by Seller or any of its Subsidiaries on no more than sixty (60) days’ notice and without any liability or financial obligation to Seller or any of its Subsidiaries;

(iii)any mortgages, indentures, guarantees, loans, credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit;

(iv)any Contract (A) limiting or purporting to limit, in any respect, the freedom of Seller or any of its Subsidiaries to engage or participate, or compete with any other Person, in the business currently conducted by Seller and its Subsidiaries or in any market or geographic area, or to make use of any material Transferred IP; (B) prohibiting Seller or any of its Subsidiaries from engaging in any business with any Person or levying a fine, charge or other payment for doing so; (C) containing “most favored nation,” “exclusivity” preferential pricing, priority, other preferred terms, or similar provisions; or

(D) containing any non-solicit or non-hire provision other than ordinary course employee non-solicit agreements.

(v)any Contract with any of Seller’s or any of its Subsidiaries’ officers, directors, employees, principal stockholders or Persons who, to the Knowledge of Seller, are controlled thereby, or, to the Knowledge of Seller, any member of such Persons’
immediate families, other than Seller’s or its Subsidiaries’ written employee policies and procedures;

(vi)any Contract pursuant to which any Third Party is licensed (including pursuant to a covenant not to sue) to use any Transferred IP, and all Contracts pursuant to which Seller or any of its Subsidiaries is licensed (including pursuant to a covenant not to sue) to use any Transferred IP owned by another Person, other than Contracts for (A) commercially available off-the-shelf Software licensed to Seller or any of its Subsidiaries through a “clickwrap” or “shrinkwrap” license or other similar standard terms and conditions for a one-time payment amount or aggregate yearly fee not in excess of $50,000 in any case and (B) the non-exclusive licensing or cross-licensing of Intellectual Property Rights in the ordinary course of business to customers;

(vii)any Contract obligating Seller to manage any assets on behalf of an unrelated Third Party or pursuant to which any Third Party manages any assets or properties of Seller or its Subsidiaries;

(viii)any Contract (A) with a sole source of supplier of material products or services or (B) that contains any provision that requires the purchase of all or a material portion of Seller’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to the Business;

(ix)any Contract that involves a joint venture, limited liability company or partnership with any third Person;

(x)any Contract pursuant to which Seller, any of its Subsidiaries, or any other party thereto has material continuing obligations, rights or interests relating to the research or development of, or collaboration with respect to, any product of Seller for which Seller or any of its Subsidiaries is currently engaged in research or development, excluding (A) non-disclosure agreements and (B) Contracts with contractors or vendors providing services to Seller or any of its Subsidiaries for a one-time payment amount or aggregate yearly fee not in excess of $25,000, and under which all Intellectual Property Rights developed is owned exclusively by Seller;

(xi)any Contract providing for indemnification or guarantee of the obligations of any other Person that would be material to the Business, other than any such Contracts entered into in the ordinary course of business;

(xii)any Contract with any Governmental Authority;

(xiii)any financial derivatives master agreement or confirmation, or futures account opening agreement and/or brokerage statements, evidencing financial hedging or similar trading activities;

(xiv)any mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien on any material Acquired Assets;
(xv)any customer or client Contract (or series of related Contracts) that involved revenues in fiscal year 2020 in excess of US$25,000 or that is reasonably likely to involve revenues in fiscal year 2021 in excess of US$25,000;

(xvi)any supply or vendor Contract (or series of related Contracts) that involved payments by Seller or any of its Subsidiaries in fiscal year 2020 in excess of US$25,000 or that is reasonably likely to involve payments by Seller or any of its Subsidiaries in fiscal year 2021 in excess of US$25,000;

(xvii)any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any material Acquired Assets;

(xviii)each Railcar Leased-In Agreement and each Railcar Lease Agreement; and

(xix)any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would have a Business Material Adverse Effect and is not disclosed pursuant to clauses (i) through (xviii) above or any commitment or agreement to enter into any of the foregoing

(b)Each Business Material Contract is valid and in full force and effect, and is enforceable against Seller and its Subsidiaries (and to the Knowledge of Seller is enforceable against each other party thereto), subject in all cases to: (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) Laws governing specific performance, injunctive relief and other equitable remedies.

(c)(i) Neither Seller nor its Subsidiaries has materially violated or materially breached, or is in material default under, any Business Material Contract; (ii) to the Knowledge of Seller, no other Person has materially violated or materially breached, or is in material default under, any Business Material Contract; and (iii) neither Seller nor its Subsidiaries has received any written notice or, to the Knowledge of Seller, other communication regarding any actual or possible material violation or material breach of, or default under, any Business Material Contract.

5.13Insurance. Except as would not reasonably be expected to have a Business Material Adverse Effect, the Business maintains insurance policies with insurance carriers against all risks of a character and in such amounts as management has determined to be reasonably prudent. All such insurance policies of the Business are in full force and effect and were in full force and effect during the period of time such insurance policies are purported to be in effect and neither Seller nor any of its Subsidiaries is in material breach of or default under, and neither Seller nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification of, any such insurance policy. Neither Seller nor any of its Subsidiaries is in receipt of any notice of cancellation or termination with respect to any such policy or any denial of coverage or reservation of rights with respect to any material claim made pursuant to any such insurance policy.

5.14Real Property; Personal Property.
(a)The office space provided for in the Maumee Office License Agreement constitutes all of the real property used in, or occupied by Seller or its Subsidiaries in connection with the operation of, the Business as conducted as of immediately prior to the Closing, with the exception of space used by employees who work from their own home.

(b)Except as set forth on Section 5.14(b) of Seller Disclosure Schedule, Seller or its Subsidiaries owns good and marketable title to, or a valid leasehold interest in, all Transferred Tangible Property, in each case, free and clear of all Liens other than Permitted Liens and such items of Transferred Tangible Property are in good operating condition and repair, except for ordinary, routine maintenance and repairs that are not material in nature or cost, and are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

5.15Intellectual Property.

(a)Section 5.15(a) of Seller Disclosure Schedule sets forth a true and complete list of all Transferred IP that is Registered IP (the “Business Registered IP”). Seller or one of its Subsidiaries is owner of record of all Business Registered IP free and clear of all Liens (other than Permitted Liens), and neither Seller nor any of its Subsidiaries has received any written notice or claim challenging the validity or enforceability of any Business Registered IP that remains pending or unresolved. All Business Registered IP is subsisting and, to the Knowledge of Seller, to the extent registered or issued, valid and enforceable.

(b)Seller and each of its Subsidiaries have taken commercially reasonable steps to maintain the confidentiality and enforceability of all Trade Secrets included within the Transferred IP, including taking commercially reasonable steps to safeguard any such information that is accessible through computer systems or networks. To the Knowledge of Seller, there has been no misappropriation of, unauthorized access to, use of, modification of, or breach of security relating to, Trade Secrets included within the Transferred IP.

(c)To the Knowledge of Seller, Seller and its Subsidiaries own, license, or otherwise have a valid and enforceable right to use all Intellectual Property Rights used or held for use in the operation of the Business as currently conducted, and, following consummation of the Transactions, subject to the Transition Services Agreement, Buyer will own, license, or otherwise have a valid and enforceable right to use all such Intellectual Property Rights on substantially the same terms and conditions. To the Knowledge of Seller, the Business as currently conducted, and as conducted since January 1, 2020, has not and does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any Third Party. Neither Seller nor any of its Subsidiaries has issued any notice or claim since January 1, 2020 that a Third Party is misappropriating, infringing or otherwise violating any Transferred IP and, to the

Knowledge of Seller, no Third Party is misappropriating, infringing or otherwise violating any Transferred IP. No Transferred IP is subject to any outstanding Order, judgment, decree, agreement, or stipulation restricting or limiting any use or licensing thereof by Seller or any of its Subsidiaries.

(d)Seller or its Subsidiaries have not granted any license, covenant, release, immunity or other right with respect to any Transferred IP to any Person other than non-exclusive licenses granted in the ordinary course of business in connection with marketing and promotional activities.

(e)Seller and each Subsidiary has, with respect to the Business, (i) complied in all material respects with its respective privacy policies and all applicable Laws and Contracts relating to privacy, cybersecurity, and data security, including with respect to the collection, storage, transmission, transfer, disclosure and use of Personal Information, and (ii) implemented and maintained a data security plan, including data security measures and policies, which maintains effective and commercially reasonable administrative, technical and physical safeguards to protect the IT Assets and Personal Information against loss, damage and unauthorized access, use modifications or other misuse. There has been no loss, damage or unauthorized access, use, modification or breach of security of the IT Assets or Personal Information maintained by or on behalf of Seller or any of its Subsidiaries with respect to the Business that would require notification of individuals, other affected parties, law enforcement, or any Governmental Authority. Since January 1, 2020, no Person (including any Governmental Authority) has made any claim or commenced any action with respect to loss, damage or unauthorized access, use, modification or breach of security of Personal Information maintained by or on behalf of the Business or violation of applicable Laws. Neither the execution, delivery or performance of this Agreement nor the consummation of the Transactions will, or reasonably would be expected to, result in any violation of any privacy policy of the Business or any applicable Law pertaining to privacy, data security or Personal Information.

(f)To the Knowledge of Seller, the IT Assets used in the Business do not contain any viruses, material bugs, worm, trap door, back door, Trojan horse, time bomb, drop dead device, vulnerabilities, faults or other devices or effects that reasonably would be expected to materially impair the operation of such IT Assets or to enable or assist any Person to access without authorization such IT Assets or any data or information in such IT Assets. Seller and each Subsidiary periodically reviews patches, updates and hotfixes offered or recommended by any third-party developer or supplier of IT Assets used in the Business and deploys such patches, updates and hotfixes that it believes are commercially prudent. Seller and each Subsidiary has commercially reasonable disaster recovery plans, procedures and facilities in place that are appropriate to minimize the disruption of its business in the event of any material failure of its IT Assets used in the Business.

5.16Seller Rail Assets.

(a)Except as set forth on Section 5.16(a) of Seller Disclosure Schedule, the information set forth in each Data Tape is true and correct as of the date of such Data Tape for the following items on the “Customer Lease Contracts” tab with respect to each Seller Rail Asset:
(i) customer; (ii) customers that lease from the Seller’s Canadian Subsidiary; (iii) car type;
(iv) number of active cars; (v) AAR code; (vi) gross rail load of majority of cars; (vii) lease type;
(viii) rental rate (per car per month); (ix) lease expiration date; (x) broker fee (per car per month);
(xi) early termination option (per car); (xii) early purchase option (per car); (xiii) end of term purchase option (per car); (xiv) category; (xv) if financed or leased, the associated lease identification number (supplier lease tab); and (xvi) number of cars financed or leased.
(b)To the knowledge of the Seller, the information set forth in each Data Tape is true and correct as of the date of such Data Tape for the following items on the “Customer Lease Contracts” tab with respect to each Seller Rail Asset: (i) the average size of the cars;
(ii) average build year; (iii) commodity; and (iv) lease commencement date.

(c)The information set forth in the Data Tape is true and correct as of the date of the Data Tape for the following items on the “Supplier Lease Contracts” tab with respect to each Seller Rail Asset: (i) supplier lease number; (ii) lessor; (iii) car type; (iv) number of active cars; (v) rental rate (per car per month); (vi) lease commencement date; (vii) lease expiration date;
(viii) lease status; (ix) category; (x) lease type; (xi) early termination option (per car); (xii) early purchase option (per car); (xiii) end of term purchase option (per car); and (xiv) end of term return fee (per car).

(d)Except as set forth on Section 5.16(d) of Seller Disclosure Schedule,
(i) To the knowledge of the Seller, no Event of Loss has occurred with respect to any applicable Seller Rail Asset; (ii) to the knowledge of the Seller, no material modifications are required by any Governmental Authority with respect to any Seller Rail Asset in order for such Seller Rail Asset to operate in interchange under the Interchange Rules as of the Closing Date or to comply with applicable Law in force and effect as of the Closing Date; (iii) there are no railcar running marks on any of the Railcars that are subject to a full-service Railcar Lease Agreement, other than Seller Marks; and (iv) the Seller has delivered to the Buyer accurate copies of all mechanical and maintenance records relating to the Seller Rail Assets, including all refurbishment and/or re-build records, to the extent such records are in Seller’s possession.

(e)The Seller has, and has conveyed to Buyer through the Bills of Sale, all legal and beneficial title to the Transferred Rail Assets (and Related Assets in respect of such Transferred Rail Assets) that are being conveyed, free and clear of all Liens (other than Permitted Liens), and such conveyance constitutes a valid and absolute transfer of all right, title and interest of Seller in, to and under the Transferred Rail Assets (and Related Assets in respect of such Transferred Rail Assets) being conveyed.

(f)Except as set forth in Section (f)5.16 of Seller Disclosure Schedules, the Seller and its Subsidiaries have, and have assigned to Buyer through the Bills of Sale and Assignment and Assumption, all legal and beneficial title to the Railcar Lease Agreements and Railcar Leased-In Agreements (and Related Assets in respect of such Railcar Lease Agreements and Railcar Leased-In Agreements) that are being conveyed, free and clear of all Liens, and such assignment constitutes a valid and absolute transfer of all right, title and interest of each of them in, to and under the Railcar Lease Agreements and Railcar Leased-In Agreements (and Related

Assets in respect of such Railcar Lease Agreements and Railcar Leased-In Agreements) being conveyed.

(g)(i) Seller is in compliance in all material respects with all of its obligations as “lessor” (or other comparable capacity) under any of the applicable Railcar Lease Agreements or as “lessee” or “manager” (or other comparable capacity) under any of the applicable Railcar Leased-In Agreements, (ii) to the Seller’s knowledge, except as set forth on Section 5.16(g) of Seller Disclosure Schedule, there are no defaults (however defined in any such Railcar Lease Agreement or Railcar Leased-In Agreement), nor any existing conditions which, upon the giving of notice or the lapse of time or both, would constitute a default by any Lessee under any of the applicable Railcar Lease Agreements or by any “lessor” or “owner” under any of the applicable Railcar Leased-In Agreements, (iii) there are no claims or liabilities arising as a result of the operation or use of any Seller Rail Asset prior to the Closing Date as to which the Buyer would be or become liable, except for ongoing maintenance and other obligations of the “lessor” provided for under any Railcar Lease Agreement, and (iv) to the Seller’s knowledge, no Lessee has asserted any defense, right of rescission, counterclaim or set-off to its obligations under any Railcar Lease Agreement and no “lessor” or “owner” has asserted any defense, right of rescission, counterclaim or set-off to its obligations under any Railcar Leased-In Agreement. Except as set forth on the applicable Seller Disclosure Schedule, the Sellers have no knowledge of, and the Sellers have not received notice of, any dispute with any Lessee under any Lease Contract Document.

(h)Schedule 1 (with respect to any Transferred Rail Asset) and Schedule 2 (with respect to any Leased-In Railcar) contain a true and correct listing and description of each Seller Rail Asset, Railcar Lease Agreement and Railcar Leased-In Agreement, and all such agreements identified therein constitute the entire agreement of the parties with respect to the transactions evidenced thereby and the Seller’s rights, obligations or liabilities with respect thereto, and except as set forth on Section 5.16(h) of Seller Disclosure Schedule, there are no other agreements, other than such Railcar Lease Agreements, Railcar Leased-In Agreements and respective Related Assets, relating to the Seller Rail Assets which will be binding on such Seller Rail Assets or the Buyer on or after the Closing Date.

(i)Seller has provided the Buyer with true and complete copies of each of the Railcar Lease Agreements identified on Schedule 1 and each of the Railcar Leased-In Agreements identified on Schedule 2. Except as set forth on Schedule 1 or Schedule 2, none of the Railcar Lease Agreements or the Railcar Leased-In Agreements have been amended, modified or supplemented by Seller or by any of the other parties thereto and, to the Seller’s Knowledge, except as set forth on Section 5.16(i) of Seller Disclosure Schedule, each of the Railcar Lease Agreements or the Railcar Leased-In Agreements: (i) has been duly and validly authorized, executed and delivered by each party thereto; (ii) is in full force and effect with respect to each party thereto; and (iii) constitutes the legal, valid and binding obligations of each party thereto, enforceable against such party in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the rights of creditors generally and by general principles of equity. Each of the Transferred Rail Assets has been delivered to and accepted by the applicable Lessee in accordance with the terms of the applicable Railcar Lease Agreement.

(j)Except as set forth on Schedule 1 or Schedule 2, as applicable, none of the Seller Rail Assets, nor the Seller’s rights therein, are subject to any remarketing, residual sharing, fee agreement or similar agreement which would be binding upon or enforceable against the Buyer, against such Seller Rail Assets (or any portion thereof) or against the proceeds of any leasing, sale or other disposition of such Seller Rail Assets. Except as set forth on Schedule 1 or Schedule 2, to the knowledge of the Seller none of the Seller Rail Assets are subject to any sublease.

(k)Except to the extent included in the calculation of Modified Working Capital: (i) no prepayment of rent or prepayment of stipulated loss or casualty value (or comparable payment) under any applicable Railcar Lease Agreement or Railcar Leased-In Agreement has been made by the applicable Lessee or end user or any other party with respect to any Seller Rail Asset and (ii) all security deposits, maintenance or other reserves, and Taxes collected from a Lessee or end user which are not yet due, and all other unapplied payments received from a Lessee or end user which are for obligations not yet due (if any) with respect to any Railcar Lease Agreement or Railcar Leased-In Agreement are identified on Schedule 1 or Schedule 2, as applicable.

(l)Seller, to the extent in the Seller’s possession, has furnished to the Buyer all copies and/or original specifications and general arrangement drawings for the Seller Rail Assets and the maintenance histories/records for the Seller Rail Assets.

(m)Except as set forth on Section 5.16(m) of Seller Disclosure Schedule, Seller has not (i) received any notice of exercise of an early termination option or a purchase option from any Lessee under any Railcar Lease Agreement nor (ii) issued any notice of exercise of a purchase option to any Head Lessor under any Railcar Leased-In Agreement.

(n)Except as set forth on a Seller Disclosure Schedule, each Railcar Lease Agreement represents a transaction with respect to a related Transferred Rail Asset which is either
(A) evidenced by a single lease agreement between the Seller and the applicable Lessee governing only (x) the lease of such specific Transferred Rail Asset and (y) other identified Transferred Rail Asset which are being conveyed to the Buyer, or (B) evidenced by a specific Railcar Lease Agreement between the Seller and the applicable Lessee, governing only (x) the lease of such specific Transferred Rail Asset and (y) other identified Transferred Rail Asset which are being conveyed to the Buyer (it being understood that the Transferred Rail Assets are not subject to “split” leases).

(o)Except as set forth on Section 5.16(o) of Seller Disclosure Schedule, all rent payments under the Railcar Lease Agreements are made in United States Dollars.

(p)Seller does not use the Seller Rail Assets (other than Seller Rail Assets that are excluded property within the meaning of subsection 116(6) of the Income Tax Act (Canada)) in a business carried on in Canada, as interpreted for purposes of paragraph (b) of the definition of “taxable Canadian property” under subsection 248(1) of the Income Tax Act (Canada). Except as set forth on Section 5.16(p) of Seller Disclosure Schedule, the Seller does not maintain a

“permanent establishment” in Canada as that phrase is defined for purposes of Article V of the Canada-U.S. Income Tax Convention. The Seller qualifies as a resident of the United States for the purposes of, and is entitled to all of the benefits of, the Canada-US Income Tax Convention, 1980 as amended.

(q)Except to the extent included in the calculation of Data Tape Adjustment Amount, no railcar set forth on the February 28, 2021 Data Tape has, since the date of such Data Tape, been subject to an Event of Loss.

5.17Affiliate Transactions.

(a)Except for directors’ and employment-related Business Material Contracts identified in Section 5.12 of Seller Disclosure Schedule, as of the date hereof, no officer, director or Affiliate of Seller or its Subsidiaries, or any immediate family member of any officer or director or any Person controlled by any of the foregoing, (i) provides property or services to the Business or is a party to any agreement, arrangement, understanding or Contract with, or binding upon, the Business or any of the Acquired Assets, (ii) has any interest in any Transferred IP or other Acquired Assets or (iii) has engaged in any of the foregoing transactions within the last twelve (12) months.

5.18Export Controls; Anti-Corruption; Anti-Money Laundering

(a)None of Seller nor any of its Subsidiaries nor any of the Representatives of Seller or any of its Subsidiaries, has, since January 1, 2020, taken any action that would cause any of the foregoing to be in violation of any of the applicable provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. § 78dd-1, et seq.) (the “FCPA”), the U.S. Travel Act, U.K. Bribery Act of 2010, Organization of Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and all applicable anti-bribery, anti-corruption and anti-money laundering laws (collectively, hereinafter, the “Anti-Corruption Laws”).

(b)Neither Seller nor any of its Subsidiaries nor any of the Representatives of Seller or any of its Subsidiaries, has, directly or indirectly, made, offered, promised or authorized, or caused to be made, offered, promised or authorized, and will not make, offer, promise or authorize, or cause to be made, offered, promised or authorized, any payment, contribution, gift or favor of anything of value, including but not limited to money, property or services, (i) as a kickback, gratuity or bribe to any foreign official as defined in the FCPA, or (ii) to any political organization, or the holder of or any aspirant to any elective or appointive public office, except for personal political contributions not involving the use of funds of Seller or any of its Subsidiaries. Neither Seller nor any of its Subsidiaries nor any of the Representatives of Seller or any of its Subsidiaries (i) is, to the Knowledge of Seller, under investigation for any potential violation of the Anti-Corruption Laws, or (ii) has received any written notice or other communication (in writing or otherwise) from any Governmental Authority regarding any actual, alleged, or potential violation of, or failure to comply with, any Anti-Corruption Laws.

(c)Neither Seller nor any of its Subsidiaries nor any of the Representatives of Seller or any of its Subsidiaries, is (i) a Person listed in any sanctions-related list of designated

Persons maintained by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or the U.S. Department of State, (ii) a Person operating in any manner that would result in a violation of applicable sanctions by Seller or its Subsidiaries in, or organized or resident in Cuba, North Korea, Iran, Syria, or the Crimea region of Ukraine (each a “Sanctioned Country”), or (iii) any Person owned or controlled by any Person or Persons specified in (i) or (ii) above or otherwise the target of sanctions (together, “Sanctioned Persons”). Seller and, to the Knowledge of Seller, each Representative of Seller, are in compliance in all material respects with applicable sanctions with which they are required to comply. Neither Seller nor any Subsidiary of Seller is engaged directly in any business or transactions with any Sanctioned Person or in any Sanctioned Country, or knowingly engaged in any indirect business or transactions with any Sanctioned Person or in any Sanctioned Country in any manner that would result in the violation of sanctions by Seller.
(d)Seller and each of its Subsidiaries is in compliance in all material respects with applicable export and re-export control laws and regulations, including the Export Administration Regulations maintained by the U.S. Department of Commerce and OFAC.

(e)(i) Seller and each of its Subsidiaries are in compliance in all material respects with all anti-money laundering laws, rules, regulations and orders of jurisdictions applicable to Seller and its Subsidiaries (collectively, “AML Laws”), including without limitation, the USA PATRIOT Act and (ii) no Action involving Seller or any of its Subsidiaries with respect to AML Laws, is currently pending or, to the knowledge of Seller, threatened which in each case would be reasonably expected to result in a material violation of this representation.

5.19Brokerage Fees. No member of the Seller Group has incurred any Liabilities for any brokerage, finder, investment banking or other similar fees, commissions or expenses in connection with the Transactions, except for such fees, commissions and expenses which will be paid solely by Seller.

5.20Solvency. Except as set forth on Section 5.20 of Seller Disclosure Schedule, Seller is not insolvent nor will it be rendered insolvent by any of the Transactions. As used in this section, “insolvent” means that the sum of the debts and other probable Liabilities of Seller exceed the present fair saleable value of its assets. Immediately after giving effect to the consummation of the Transactions: (a) Seller will be able to pay its Liabilities as they become due in the usual course of its business; (b) Seller will not have unreasonably small capital with which to conduct its present or proposed business; (c) Seller will have assets (calculated at fair market value) that exceed its Liabilities; and (d) taking into account all pending and known threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller.

5.21Additional Representations Related to the Business and the Acquired Assets; Sufficiency of Acquired Assets.

(a)Except as set forth in Section 5.21(a) of the Seller Disclosure Schedule,

(i)Seller has good and valid title to, or a valid leasehold interest in, all of its Acquired Assets, free and clear of all Liens, except Permitted Liens and (ii) upon consummation of the Transactions, Seller shall transfer and convey to Buyers all right, title and interest of Seller in and to the Acquired Assets, free and clear of all Liens, except Permitted Liens.

(b)Except as set forth in Section 5.21(b) of the Seller Disclosure Schedule, the Acquired Assets, together with the other rights, licenses, services and benefits to be provided to Buyer and its Affiliates pursuant to this Agreement and the other Transaction Agreements, constitute all of the properties, assets, rights and facilities, tangible and intangible (A) owned, used, held for use or leased by Seller in connection with the Business and (B) necessary to enable Buyer and its Affiliates, immediately following the Closing, to continue to conduct the Business in the same manner as conducted as of the date hereof by Seller. The Transferred IP, Intellectual Property Rights provided pursuant to the Transition Services Agreement and the Licensed IP collectively constitutes all Intellectual Property Rights used in, held for use in, or related to the operation of the Business as currently conducted.

(c)Section 5.21(c) of the Seller Disclosure Schedule sets forth a complete and accurate list of all Contracts pursuant to which any ownership interests, licenses, covenants not to sue, or other similar rights granted to Seller under Intellectual Property Rights or Technology owned by any other Person and used in, held for use in or related to the operation of the Business (the “Licensed IP”) (provided, however, that Section 5.21(c) need not list (i) Contracts with employees or independent contractors or (ii) Contracts for generally commercially available, off the shelf Software costing less than $25,000 in the aggregate, in all cases so long as such Contracts do not contain exclusivity or like provisions, are immaterial to the operation of the Business, and were entered into in the ordinary course of the Business, which Contracts and related Intellectual Property Rights and Technology, though not listed, are and shall be deemed to be included within the Licensed IP).

(d)Section 5.21(d) of the Seller Disclosure Schedule contains a true, correct and complete copy of the Business Financial Statements. The Business Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis consistent with past practices of Seller (except that such Business Financial Statements may (i) be subject to normal year-end audit adjustments, (ii) not contain all notes thereto that may be required in accordance with GAAP, (iii) reflect a change in past practices regarding allocation of expenses among Seller and its Affiliates, (iv) include Contracts that are not Transferred Contracts, and (v) have other exceptions to GAAP stated therein..

(e)Except as set forth on Section 5.21(e) of Seller Disclosure Schedule, the Seller Marks constitute all of the railcar running marks owned, used or controlled by Seller.

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF BUYER

Subject to the exceptions and disclosures set forth in the disclosure schedule delivered by Buyer to Seller concurrently with the execution and delivery of this Agreement, dated as of the date hereof (the “Buyer Disclosure Schedule”) (referencing the appropriate section, subsection, paragraph and subparagraph numbers of this Agreement; provided, however, that any such disclosure against any section or subsection of this ARTICLE 6 shall be deemed to be a disclosure against each of the other sections and subsections of this ARTICLE 6 to the extent the applicability of such disclosure to such other sections and subsections is readily apparent on the face of such disclosure), Buyer hereby represents and warrant to Seller, as follows:

6.1Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation. Any Affiliate of Buyer designated by Buyer under Section 2.1 shall be a legal entity, validly existing and in good standing under the Laws of the jurisdiction of its formation.

6.2Authority and Enforceability. For purposes of this Section 6.2, “Buyer” includes any Affiliate of Buyer designated by Buyer under Section 2.1.
(a)Buyer has all necessary corporate power and authority to execute and deliver this Agreement, the other Transaction Agreements to which Buyer is or will be a party and each certificate and other instrument required by this Agreement or any other Transaction Agreements to be executed and delivered by Buyer pursuant hereto or thereto, to perform their obligations hereunder and thereunder and to consummate the Transactions and the other transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer as applicable, of this Agreement, the other Transaction Agreements to which Buyer is or will be a party and each certificate and other instrument required to be executed and delivered by Buyer pursuant hereto or thereto, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the Transactions and the other transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Buyer. The board of directors of Buyer has approved this Agreement, the other Transaction Agreements to which Buyer is or will be a party and the Transactions and the other transactions contemplated hereby and thereby, and no other corporate proceedings on the part of Buyer or any of its Affiliates are necessary to authorize this Agreement or any other Transaction Agreements to which Buyer is or will be a party or to consummate the Transactions on the terms set forth herein and therein.

(b)This Agreement, the other Transaction Agreements to which Buyer is or will be a party and each certificate and other instrument required to be executed and delivered by Buyer pursuant hereto or thereto has been (or will be) duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by Seller, constitutes (or will constitute) a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms, subject in each case to bankruptcy, insolvency, reorganization or other similar Laws of general application affecting the rights and remedies of creditors, and to general principles of equity.

6.3Governmental Approvals. No approval of any Governmental Authority is required on the part of Buyer or any of its Affiliates in connection with the execution and delivery of this Agreement, any other Transaction Agreements to which Buyer is or will be a party or any certificate and other instrument required to be executed and delivered by Buyer pursuant hereto or thereto, the performance by Buyer of its obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, except for (a) filings that may be required under, and compliance with any other applicable requirements of, the HSR Act and (b) filings or reports required under, and compliance with, applicable federal U.S. Securities Laws.

6.4Conflicts. The execution and delivery by each Buyer of this Agreement, the other Transaction Agreements to which Buyer is or will be a party and each certificate and other instrument required to be executed and delivered by Buyer pursuant hereto or thereto, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the Transactions and the other transactions contemplated hereby and thereby do not and will not
(a)conflict with or violate the certificate of incorporation or bylaws (or other comparable organization documents) of Buyer or any of its Subsidiaries, (b) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of any obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, or result in the loss of any benefit to which Buyer is entitled under, any Contract to which Buyer is a party or by which Buyer is bound or to which its assets are subject, or (c) violate any Law applicable to Buyer or any of its properties or assets, other than in the case of the preceding clauses (b) or (c) for any conflicts, breaches, defaults or violations that would not have a Buyer’s Material Adverse Effect.

6.5Brokers and Finders. Buyer has not incurred any Liabilities for any brokerage, finder, investment banking or other similar fees, commissions or expenses in connection with the Transactions, except for such fees, commissions and expenses which will be paid solely by Buyer.

6.6Solvency. Buyer is not insolvent nor will it be rendered insolvent by any of the Transactions. As used in this section, “insolvent” means that the sum of the debts and other probable Liabilities of Buyer exceed the present fair saleable value of its assets. Immediately after giving effect to the consummation of the Transactions, Buyer, taken together with its Subsidiaries, as of the Closing Date: (a) will not have unreasonably small capital with which to conduct its present business; and (b) will have assets (calculated at fair market value) that exceed its Liabilities. For purposes of this Section 6.6, (i) “not have unreasonably small capital with which to conduct its business” means that Buyer and its Subsidiaries, taken as a whole, will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet their obligations as they become due and (ii) “fair market value” means the amount that may be realized if the aggregate assets (including goodwill) are sold as an entirety with reasonable promptness in an arm’s length transaction under present conditions for the sale of comparable business enterprises.

6.7R&W Insurance Policy. Buyer has obtained and bound (or, substantially concurrently with the Closing, is obtaining and binding) the R&W Insurance Policy, and also has paid or caused to be paid, all costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commissions, and other fees and expenses of such policy to the extent required to be paid as of the Closing. The R&W Insurance Policy provides (or will provide) that the insurer of such policy has waived its rights to bring any claim against Seller by way of subrogation, claim for contribution or otherwise, other than in the case of Fraud by the Seller.

COVENANTS OF PARTIES

7.1Confidentiality.

(a)Buyer and Seller acknowledge and agree that the existence of this Agreement (including the Seller Disclosure Schedule) and the other Transaction Agreements, and the terms and conditions hereof and thereof, shall constitute “Confidential Information” under and within the meaning of the Mutual Nondisclosure Agreement between Seller and Buyer, dated as of May 22, 2019, as joined by Cathcart Rail Holdco, LLC, March 1, 2021, and as amended March 18, 2021 (the “Confidentiality Agreement”), provided however, that notwithstanding anything therein or herein to the contrary, Seller may disclose this Agreement, the other Transaction Agreements and the terms and conditions hereof and thereof to the extent required by Law, Order or stock exchange requirements, and also in connection with giving notices and requesting consents required to transfer or assign any of the Acquired Assets; provided, however, that Seller shall consult with Buyer reasonably and in good faith prior to making any such disclosure, provided further, that Buyer acknowledges that it has been consulted with and informed that this
Agreement, in its entirety, will be filed as an exhibit to Seller’s filings with the SEC, and that such filings will also contain a summary of the terms of this Agreement.

(b)Following the Closing, except (i) as required by Law or Order to disclose any Business Confidential Information, (ii) as is necessary to perform its covenants, agreements and obligations, or exercise its rights or ownership, under this Agreement or any of the other Transaction Agreements, or (iii) as explicitly permitted by this Section 7.1 or Section 7.2 or any other provision of this Agreement or any of the other Transaction Agreements, Seller agrees not to use or disclose at any time (and shall cause each of its Subsidiaries and controlled Affiliates not to use or disclose at any time) any Business Confidential Information. In the event Seller or any of its controlled Affiliates are required by Law or Order to disclose any Business Confidential Information, Seller shall (if not legally prohibited from doing so) promptly notify Buyer in writing (unless such requirement is in relation to any Action to which Seller or any of its Subsidiaries are a party), which notification shall include the nature of the legal requirement and the extent of the required disclosure, and Seller and its controlled Affiliates shall cooperate with Buyer and Seller to preserve the confidentiality of such information consistent with such applicable Law or Order. For all purposes of and under this Agreement, the term “Business Confidential Information” shall mean all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, to the extent related to the business, products, financial condition, services, or research or development of the Business, or the suppliers, distributors, customers, employees, independent contractors or other business relations of the Business, which is not at the time of Closing and subsequent disclosure in the public domain including the following: (i) internal business and financial information (including information relating to strategic and staffing plans and practices, business, finances, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the Business, the suppliers, distributors, customers, employees, independent contractors or other business relations of the Business and their confidential information; (iii) trade secrets, know how, compilations of data and analyses, techniques, systems, formulae, recipes, research, records, reports, manuals, documentation, models, data and databases relating thereto; and (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable).

(c)Following the Closing, except (i) as required by Law, Order or stock exchange requirement to disclose any Transaction Confidential Information, (ii) as is necessary to perform its covenants, agreements and obligations, or exercise its rights or ownership, under this Agreement or any of the other Transaction Agreements, or (iii) as explicitly permitted by this Section 7.1 or Section 7.2 or any other provision of this Agreement or any of the other Transaction Agreements, each of Buyer and Seller agrees not to (i) disclose at any time (and shall cause each of their Subsidiaries and controlled Affiliates not to use or disclose at any time) any of the terms or conditions of this Agreement or any of the other Transaction Agreements, or (ii) use or disclose at any time (and shall cause each of their Subsidiaries and controlled Affiliates not to use or disclose at any time) any Transaction Confidential Information disclosed by Buyer (in the case of Seller) or disclosed by Seller (in the case of Buyer). In the event any Party or any of its controlled Affiliates is required by Law or Order to disclose any Transaction Confidential Information disclosed by Buyer (in the case of Seller) or disclosed by Seller (in the case of Buyer), such Party shall promptly notify the other Parties in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and such Party and its controlled Affiliates shall cooperate with the other Parties to preserve the confidentiality of such information consistent with such applicable Law or Order. For all purposes of and under this Agreement, the term “Transaction Confidential Information” shall mean all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, to the extent disclosed by or on behalf of any Buyer or any of its Subsidiaries or controlled Affiliates to Seller or any of its Subsidiaries or controlled Affiliates, or by or on behalf of Seller or any of its Subsidiaries or controlled Affiliates to Buyer or any of its Subsidiaries or controlled Affiliates, as the case may be, pursuant to the terms or conditions of, or in connection with the performance of any covenants, agreements or obligations, or exercise of rights, under this Agreement or any of the other Transaction Agreements.

(d)Notwithstanding the foregoing provisions of this Section 7.1, Buyer may disclose such copies of the Transaction Agreements (including the schedules and exhibits attached to such Transaction Agreements and the Seller Disclosure Schedule) in connection with any material investment to be made in Buyer or in connection with a business combination involving, or change of control of, Buyer; provided that prior to disclosing such copies, Buyer shall have entered into a customary confidentiality agreement with the recipient of such copies restricting the disclosure and use of such copies by such recipient in the same manner as any other confidential or proprietary information disclosed by Buyer to such recipient.

7.2Public Statements. Each Party shall issue a mutually agreed press release on the date hereof and Seller will file a Current Report on Form 8-K with the Securities Exchange Commission on or before the 4th business day after the date of this Agreement, which will include a copy of this Agreement as an exhibit. Except as required by Law, Order or stock exchange requirements, a Party hereto may not issue any other releases of information without the consent of the other Parties.

7.3Record Retention. Each Party agrees, on behalf of itself and its controlled Affiliates, that for a period of not less than one (1) year following the Closing Date, it shall not destroy or otherwise dispose of any of the books and records relating to the Acquired Assets or the Assumed Liabilities in its possession with respect to periods prior to the Closing. Each Party shall have the right to destroy all or part of such books and records after the first anniversary of the Closing Date or, at an earlier time by giving each other Party hereto twenty (20) days’ prior written notice of such intended disposition and by offering to deliver to the other Parties, at the other Party’s expense, custody of such books and records as such first party may intend to destroy. Promptly following the Closing Date, Seller shall furnish to the Buyer any chattel paper original counterpart of a Railcar Lease Agreement to the extent in Seller’s possession. In the event that any chattel paper original counterpart of a Railcar Lease Agreement, including an original counterpart no. 1 thereto, is not in Seller’s possession, the Seller shall deliver the Buyer a certificate of a responsible officer of Seller confirming that: (i) the Seller cannot locate an original of such Railcar Lease Agreement, including an original counterpart no. 1 thereto, and (ii) to the Seller’s knowledge, there is no, or there is no longer in existence, an original counterpart no. 1 or any other original of such Railcar Lease Agreement bearing a legend identifying it as a chattel paper original.

7.4Bulk Sales. It will not be practicable to comply or to attempt to comply with the procedures of the Uniform Commercial Code or other bulk sales Laws or similar Laws of the jurisdictions in which the Acquired Assets to be conveyed hereby are situated or of any other jurisdictions which may be asserted to be applicable to the Transactions and the Parties believe that it is not clear that any such Laws are applicable to such transaction, therefore the parties waive compliance with the provisions of any such bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the Transactions.

7.5Business Relationships; Payments.

(a)After the Closing, Seller shall, and shall cause its Subsidiaries to, as promptly as practicable, deliver, and if necessary endorse over to Buyer, any cash, checks or other instruments of payment Seller or any of its Subsidiaries receive that relate to the Acquired Assets, the Assumed Liabilities or the Business to which Buyer is entitled and shall hold such cash, checks or other instruments of payment in trust for Buyer until such delivery.

(b)After the Closing, Buyer shall, as promptly as practicable, deliver to Seller (or any of its Subsidiaries, as applicable) any mail and payments received by Buyer that do not relate to the Acquired Assets or the Business and to which Seller or its Subsidiaries are entitled.

7.6Unintentionally Omitted Assets. If, prior to the first anniversary of the Closing, Seller or Buyer discover that there are any assets of Seller or any of its Subsidiaries that were used in the Business prior to the Closing and are primarily related to the Business, but were not included in the Acquired Assets and were not Excluded Assets, Seller shall transfer such assets to Buyer unless such assets would be Non-Assignable Assets if they had been included in the Acquired Assets, in which case they will be deemed to be Non-Assignable Assets and Section 2.5 will apply to such assets.

7.7Certain Covenants.

(a)As consideration for and to induce Buyer to pay the consideration set forth in this Agreement, during the period beginning on the date of this Agreement and ending on the third anniversary hereof (the “Restricted Period”) (provided, that such period shall be extended by any period in which Seller is in violation of the covenants of this Section 7.7), Seller shall not, and Seller shall cause each of its Subsidiaries not to, directly or indirectly, engage in, or own any interest in, or control, manage or operate any Person that engages in the Railcar Business or Fleet Management Business, or any business that is substantially similar to the Railcar Business or Fleet Management Business (each such business, a “Competitive Business”) in any country in which the Business operates on the Closing Date. Nothing in this Section 7.7(a) shall preclude Seller or any of its Subsidiaries from:

(i)engaging in, owning any interest in, or controlling, managing or operating any Person engaging in, in the Retained Businesses;

(ii)acquiring (by asset purchase, stock purchase, merger, consolidation or otherwise), directly or indirectly, the stock, business or assets of any Person that at the time of such acquisition is engaged in, or owns any interest in or controls, manages, or operates any Person that is engaged in, a Competitive Business that would otherwise be prohibited by this Section 7.(a) (such Competitive Business being referred to herein as an “Acquired Competitive Business”); provided, that such Acquired Competitive Business did not generate more than ten percent (10%) of the net revenues of the combined businesses that are being acquired as part of the same transaction or related transactions in which such Acquired Competitive Business is being acquired (measured over the last twelve (12) months for which such financial data are available prior to the execution of the definitive agreement for such acquisition (or the date of the consummation of such acquisition if there is no such definitive agreement));

(iii)engaging in, owning any interest in, or controlling, managing or operating any Person engaging in, any Acquired Competitive Business acquired in accordance with Section 7.7(a)(ii) in a manner and on a scale consistent with the conduct of such business immediately prior to the acquisition of such business;

(iv)owning, directly or indirectly, as a passive, non-controlling investor (without any membership on the board of directors or similar governing body of such Person), up to an aggregate of five (5%) of any class of securities of any Person that are registered under Section 12(g) of the Securities Exchange Act of 1934, as amended;

(v)owning any interest in, or controlling, managing or operating Railcars for its own use;

(vi)leasing or subleasing, as lessor or sub-lessor a de minimis amount of the Railcars provided for in (v) above (subject to the terms of the Leasing Agreement);

(vii)owning any interest in, or controlling, managing or operating the Railcars set forth on Schedule 2.2(n)(ii); or

(viii)leasing or subleasing, as lessor or sub-lessor the Railcars provided for in (vii) above pursuant to the terms of the agreements set forth on Schedule 2.2(n)(ii).

(b)From the Closing Date until the second anniversary of the Closing Date (provided, that such period shall be extended by any period in which Seller is in violation of the covenants of this Section 7.7), Seller shall not, and Seller shall cause each of its Subsidiaries not to, directly or indirectly:

(i)employ (including any continued employment with Seller), hire, solicit or assist in the solicitation of, any Transferred Employee who on the Closing Date is an employee of the Business, unless such individual is no longer in the employ of the Business, Buyer or its Affiliates;

(ii)encourage any Offered Employee to remain employed by Seller or any of its Affiliates or to reject any offer of employment by Buyer or any of its Affiliates (which for purposes of clarification, will not prohibit Seller’s disclosure (and related discussion) of its retirement benefits to Offered Employees who are retirement eligible and no such disclosure about Seller’s retirement benefits with Offered Employees who are retirement eligible will be deemed a breach of this Section 7.7(b)(ii)); or

(iii)contact, solicit, assist in the solicitation of, or cause any supplier, licensee or service provider with whom the Business has a commercial relationship, whether by contract or otherwise, to reduce, discontinue or alter in a manner adverse to the Business, such commercial relationship.

(c)Each of the parties has carefully read this Section 7.7 and considered the restraints imposed upon Seller and its Subsidiaries, and is in full accord as to the necessity of such restrictive covenants for the reasonable and proper protection of Buyer, its Affiliates and the Business, and agrees that each restraint imposed by the provisions of this Section 7.7 is fair and reasonable with respect to subject matter, geographic scope and time period. It is expressly understood and agreed that although Seller and Buyer consider such covenants to be fair and reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or any other restriction contained in this Section 7.7 is an invalid or unenforceable restriction against Seller or any of its Subsidiaries, the provisions of this Section 7.7 shall not be rendered void but shall be deemed amended to apply to such maximum time and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is invalid or unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein, which shall be given full force and effect without regard to such finding.

(d)Seller represents, stipulates and acknowledges on behalf of itself and its Subsidiaries that: (i) the restrictive covenants contained in this Section 7.7 are a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby for which Seller will receive a substantial financial benefit, and (ii) it would impair the goodwill acquired by Buyer and reduce the value of the Business obtained by Buyer through the transactions contemplated hereby if such Person were to use its ability and knowledge in competition with Buyer, its Affiliates or the Business, or to otherwise breach the obligations contained in this Section 7.7.

(e)In respect of the covenants contained in this Section and this Agreement, Buyer agrees, at the request of Seller, to make any elections or joint elections with Seller contemplated by section 56.4 of the Income Tax Act (Canada).

7.8Forward-Looking Statements; Data Room. In connection with its investigation of Seller and the Business, Buyer and its Representatives and Affiliates may have received from, or on behalf of Seller, certain estimates, budgets, forecasts, plans and financial projections with respect to Seller and/or the Business (“Forward-Looking Statements”), and Buyer acknowledges that (i) there are uncertainties inherent in making Forward-Looking Statements and (ii) it is familiar with such uncertainties and it is making its own evaluation of the adequacy and accuracy of all Forward-Looking Statements so furnished to it and its Representatives (including the reasonableness of the assumptions underlying Forward-Looking Statements). Seller is not making any representation or warranty with respect to, nor will have or be subject to any Liability to Buyer, or any other Person resulting from, the distribution to Buyer or its use of, Forward-Looking Statements. Buyer acknowledges and agrees that any documents that are or were available for its review in connection with its due diligence investigation will be deemed to have been delivered to, made available to, and received by, Buyer for all purposes if such documents were posted and made available to Buyer in the Data Room on the date that is at least two (2) Business Days prior to the date of this Agreement.

7.9Non-Reliance. Buyer acknowledges and agrees that, except as set forth in ARTICLE 5 of this Agreement, (a) Seller has not made any representation or warranty, express or implied, at law or in equity, as to itself or the Business, or the accuracy or completeness of any information regarding itself or the Business, which has been furnished or made available to the Buyer or its Representatives, and (b) Buyer has not relied, is not relying, and will not assert that it has relied upon any statement, representation or warranty (whether written or oral) other than the representations and warranties set forth in ARTICLE 5 of this Agreement.

ARTICLE 8 EMPLOYEE MATTERS

8.1Employment Offers.

(a)Prior to the date hereof, Buyer or its designated Affiliate has offered, or immediately thereafter will offer, employment or service to each Business Employee disclosed on Section 5.10(g) of the Seller Disclosure Schedule: (x) who is actively employed on the Closing Date or who is temporarily absent from active employment due to vacation, effective as of the Closing Date, or (y) who is temporarily absent from active employment due to disability, military leave or any other approve leave or paid time off on the Closing Date, upon termination of such temporary absence within six (6) months following the Closing Date, provided that such individual is able to perform the essential functions of the position (with or without reasonable accommodation) he or she previously held with Seller prior to such absence (the “Offered Employees”). Those Business Employees who accept employment or service from Buyer or one of its Affiliates pursuant to the offers of employment or service made pursuant to this Section 8.1(a) and commence employment or service with Buyer or one of its Subsidiaries shall be referred to herein collectively as “Transferred Employees”. Seller shall provide all reasonable assistance to Buyer and its Affiliates in connection with the offers of employment or service to the Offered Employees contemplated by this section.

(b)The offer of employment provided under Section 8.1(a) to Offered Employees will provide for (i) base salary or hourly wages which are at least equivalent to the base salary or hourly wages provided by the Company immediately prior to the Closing, as set forth in Section 5.10(g) of the Seller Disclosure Schedule with respect to each such Transferred Employee;
(ii)annual cash bonus opportunities, if any, which are at least equivalent to the annual cash bonus opportunities provided by the Company immediately prior to the Closing, as set forth in Section 5.10(g) of the Seller Disclosure Schedule with respect to each such Transferred Employee; and (iii) benefits (excluding equity arrangements, nonqualified deferred compensation arrangements, change-in-control benefits, retiree health and welfare benefits or defined benefit pension plans) that are substantially similar in the aggregate to such benefits provided to the Offered Employees immediately prior to the Closing Date as described on Schedule 5.10(g), and will not require any Offered Employee to work from a location more than thirty (30) miles from the location at which such Offered Employee primarily worked prior to the Closing Date.

(c)Buyer will retain, and will not terminate any of the Transferred Employees except for cause (as determined by Buyer in good faith), for at least twelve (12) months after the Closing Date.

8.2Seller’s Payment of Pre-Closing Compensation and Benefits. Seller shall terminate the employment of Offered Employees who become Transferred Employees effective on the Closing Date, and Seller shall pay to the Transferred Employees any and all Liabilities relating to or arising out of their employment or termination of employment up to and including the Closing Date, including any payments and benefits due such Transferred Employees pursuant to accrued wages, salary, bonus, or other forms of compensation and benefits, except for Assumed PTO.

8.3Employee Benefit Plans.

(a)Buyer shall cause the Transferred Employee’s service with Seller as set forth on Section 5.10(g) of the Seller Disclosure Schedule to be recognized under the benefit plans made available by Buyer or its Affiliates to the Transferred Employees (“Buyer Benefit Plans”) for purposes of eligibility to participate, vesting (excluding equity compensation and severance) and, to the extent applicable, entitlement to vacation and sick leave but excluding benefit accruals, to the same extent such service is recognized under the corresponding Business Benefit Plans; provided that such recognition does not result in any duplication of benefits. Buyer shall use commercially reasonable measures to cause all applicable Buyer Benefit Plans that provide medical, vision, and dental insurance coverage (collectively, “Buyer Welfare Plans”) to waive pre- existing condition exclusions, evidence of insurability provisions and waiting period requirements to the same extent such exclusions, provisions and requirements were waived or satisfied under the applicable Business Benefit Plan as of the Closing Date. In addition, Buyer shall use commercially reasonable measures to cause the applicable Buyer Welfare Plans to credit Transferred Employees with amounts credited by Seller medical, dental and vision insurance coverage toward the satisfaction of annual deductible and out-of-pocket maximums under such Buyer health and, dental and vision coverage during the plan year in which the Closing occurs.

(b)Seller, its Subsidiaries and ERISA Affiliates shall be solely responsible for complying with COBRA with respect to their employees and their eligible dependents by reason of such employees’ termination of employment with Seller, its Subsidiaries and their ERISA Affiliates, and neither Buyer nor any Affiliate thereof shall have any obligation or liability to provide COBRA benefits on account of any such termination of employment. Seller, its Subsidiaries and their ERISA Affiliates shall not take any action after the Closing that would cause Buyer and any ERISA Affiliate thereof to become a “successor employer” to any “M&A qualified beneficiary”, including ceasing to maintain any group health plan in connection with the sale contemplated by this Agreement.

(c)To the extent permitted by applicable Law, Buyer shall or shall cause its Affiliates to assume each Transferred Employee’s unused vacation time earned as of the Closing Date with Seller but only to the extent set forth on Section 5.10(g) of the Seller Disclosure Schedule and included in the calculation of Modified Working Capital (“Assumed PTO”). Seller, its Subsidiaries and Affiliates shall retain and hold Buyer and its Affiliates harmless from all other Liabilities under all Employee Benefit Plans.

8.4No Third Party Beneficiaries. The Parties acknowledge and agree that all provisions set forth in this ARTICLE 8 or any other provision of this Agreement with respect to Business Employees are included for the sole benefit of the respective Parties and shall not create any right (a) in any other Person, including any Business Employees, any participant in any
Employee Benefit Plan or any beneficiary thereof, (b) to continued employment, either before or after the Closing, with Seller, Buyer or any of their respective Subsidiaries, or (c) to be construed to modify, amend or establish any benefit plan, program or arrangement or in any way affect the ability of the Parties hereto or any other Person to modify, amend or terminate any of its benefit plans or programs.

8.5Cooperation. The Parties agree to cooperate reasonably on all transition matters relating to the Business Employees.

ARTICLE 9 TAX MATTERS

The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain Tax matters:

9.1Cooperation on Tax Matters.

(a)Buyer and Seller shall cooperate fully, as and to the extent reasonably requested, in connection with the filing of Tax Returns pursuant to this ARTICLE 9 and any audit, litigation, refund claim or other proceeding with respect to Taxes (each, a “Tax

Proceeding”). Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller agree to retain all books and records with respect to Tax matters pertinent to the Acquired Assets relating to any taxable period beginning before the Closing Date until sixty (60) days following the expiration of the statute of limitations (and, to the extent notified, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority.

(b)Buyer and Seller further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Section 6043A of the Code and the regulations promulgated thereunder.

(c)Seller shall prepare and timely file (at the expense of the Seller) all Tax Returns for Seller that are for a tax period ending on or prior to the Closing Date (each such Tax return being a “Seller Return”).

(d)To the extent that Buyer or Seller reasonably determines that Revenue Procedure 2004-53 is applicable as the result of the transactions contemplated by this Agreement, Buyer and Seller shall each adopt the “standard procedure” for preparing and filings IRS Forms 941 and W-2, as described in such Revenue Procedure.

9.2Tax Characterization of Payments Under this Agreement. Seller and Buyer agree to treat all payments made either to or for the benefit of the other Party under this Agreement (other than payment of the Purchase Price) as adjustments to the Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof to the extent permitted under applicable Tax Law.
ARTICLE 10
POST-CLOSING INDEMNIFICATION

10.1Survival of Representations and Warranties. Subject to the limitations and other provisions of this Agreement, except in the case of Fraud, (a) none of the representations or warranties contained in ARTICLE 5 herein shall survive the Closing and all such representations or warranties will expire and be of no further force and effect as of the Closing, and no indemnification obligation will be associated therewith or based thereon as of or after the Closing, and (b) the representations and warranties of Buyer set forth in this Agreement shall survive the Closing and remain in full force and effect until 11:59 p.m. (New York City time) on the 18 month anniversary of the Closing Date. All covenants and agreements of the Parties contained herein to be performed after the Closing shall survive the Closing for the shorter of (y) six (6) years after the Closing Date, or (z) for the period explicitly specified therein, and all such covenants will thereafter expire and be of no further force and effect, and no indemnification obligation will be associated therewith or based thereon. All covenants and agreements of the Parties contained herein to be performed at the Closing which are not performed at the Closing shall survive the Closing for six (6) months after the Closing Date. Notwithstanding the foregoing, (i) the covenants and agreements set forth in Section 2.5 shall remain in full force and effect until fully performed in accordance with the terms therein, at which time such agreement and covenant shall terminate and (ii) any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved. It is the express intent of the Parties that, if the applicable survival period for an item as contemplated by this Section 10.1 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item will be reduced to the shortened survival period contemplated hereby. The Parties further acknowledge that the time periods set forth in this Section 10.1 for the assertion of claims under this Agreement are the result of arms’ length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties and to supersede the statute of limitations that would otherwise be applicable.

10.2Indemnification.

(a)Subject to the limitations set forth in this ARTICLE 10, from and after the Closing, Seller shall indemnify and hold harmless Buyer and its Affiliates and their respective directors, officers, employees, Affiliates, and their respective agents and other Representatives (collectively, the “Buyer Indemnified Parties” ), from and against, and shall compensate and reimburse the Buyer Indemnified Parties for, any and all Losses suffered or incurred by any of the Buyer Indemnified Parties or to which any of the Buyer Indemnified Parties may otherwise directly or indirectly become subject (regardless of whether or not such Losses relate to any third party claim) and which arise directly or indirectly from or as a result of, or are directly or indirectly connected with:

(i)any Excluded Liabilities;
(ii)any breach of the representations and warranties made by Seller in this Agreement which constitutes Fraud;

(iii)any non-fulfillment or breach of any covenant or other agreement of Seller under this Agreement; and

(iv)any Action relating to any matter of the type referred to in clauses (i), (ii) or (iii) above (including any Action commenced by any Buyer Indemnified Party for the purpose of enforcing any of its rights under this ARTICLE 10 ,but only if such Buyer Indemnified Party prevails in such Action to enforce its rights under this ARTICLE 10).

(b)Subject to the limitations set forth in this ARTICLE 10, from and after the Closing, Buyer shall indemnify and hold harmless Seller and each of its Subsidiaries and their respective directors, officers, employees, Affiliates, and their respective agents and other Representatives (collectively, the “Seller Indemnified Parties”), from and against, and shall compensate and reimburse the Seller Indemnified Parties for, any and all Losses suffered or incurred by any of the Seller Indemnified Parties or to which any of the Seller Indemnified Parties may otherwise directly or indirectly become subject (regardless of whether or not such Losses relate to any third party claim) and which arise directly or indirectly from or as a result of, or are directly or indirectly connected with:

(i)any Assumed Liabilities;

(ii)any breach of or inaccuracy in any of the representations or warranties made by Buyer in this Agreement on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date;

(iii)any non-fulfillment or breach of any covenant or other agreement of Buyer under this Agreement; and

(iv)any Action relating to any matter of the type referred to in clauses (i), (ii) or (iii) above (including any Action commenced by any Seller Indemnified Party for the purpose of enforcing any of its rights under this ARTICLE 10, but only if such Seller Indemnified Party prevails in such Action to enforce its rights under this ARTICLE 10).

(c)Subject to Section 11.6, the Parties acknowledge and agree that from and after the Closing their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement (other than with respect to the Transition Services Agreement, Maumee Office License Agreement, Fleet Management Agreement and the Railcar Repair Services Agreement), shall be pursuant to the indemnification provisions set forth in this ARTICLE 10, and except as otherwise expressly provided in this Agreement, from and after the Closing, none of the Parties hereto shall be liable or responsible in any manner whatsoever to any other Party or other Person within the definition of a Buyer Indemnified Party or a Seller Indemnified Party, whether for indemnification or otherwise, with respect to any and all claims relating to the subject matter of this Agreement, regardless of whether such claims arise in contract, tort, breach of warranty or any other legal or equitable theory, including any type of fraud not meeting the definition of Fraud herein. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under any Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE 10, provided however, that nothing in this Section 10.2(c) shall limit or apply: (i) in the event of Fraud, (ii) to any claim under the R&W Insurance Policy or against the insurer thereunder, (iii) to any Action to obtain specific enforcement of the covenants in this Agreement, or (iv) to any remedies in connection with or arising out of the other Transaction Agreements.

(d)Notwithstanding anything to the contrary contained herein, for purposes of determining whether a breach of a representation or warranty exists for purposes of this ARTICLE 10 and the amount of Losses arising from such a breach for which the Buyer Indemnified Parties or the Seller Indemnified Parties are entitled to indemnification under this ARTICLE 10, such representation and warranty shall be read without giving effect to any qualification that is based on materiality, including the words “material,” “Business Material Adverse Effect,” “in any material respect” and other uses of the word “material” (and shall be treated as if such words were deleted from such representation or warranty to the extent used as a qualification).

10.3Limitations on Indemnification.

(a)Except for claims arising out of Fraud, or for claims in respect of Assumed Liabilities or Excluded Liabilities, the maximum aggregate amount of Losses that the Buyer Indemnified Parties or the Seller Indemnified Parties shall be entitled to recover under Section 10.2(a) or Section 10.2(b), respectively, shall be limited to an aggregate amount of the Purchase Price.

(b)Notwithstanding anything to the contrary contained herein, any Losses recoverable hereunder shall be reduced in amount by any insurance, indemnification payments, contribution payments or reimbursements actually received by any Indemnified Party in connection with such Losses (in all such cases, net of fees, expenses, increases in insurance premiums or any other costs incurred by any Indemnified Party in order to receive any such benefits, proceeds, payments or reimbursements other than any retention required under the R&W Insurance Policy, which retention is the obligation of Buyer), and any Indemnified Party shall (A) use commercially reasonable efforts to receive such benefits, proceeds, payments or reimbursements, and (B) to the extent any such benefits, proceeds, payments or reimbursements are realized (in all such cases that are subject to this Section 10.3(b), net of fees, expenses, increases in insurance premiums or any other costs incurred by any Indemnified Party in order to realize any such benefits, proceeds, payments or reimbursements) after such Losses are recovered from the Indemnifying Party pursuant to this ARTICLE 10, promptly repay the amount of such Losses (not to exceed the amount of such net benefits, proceeds, payments or reimbursements) to the Indemnifying Party.
(c)For the avoidance of doubt, (i) in the event that a particular matter entitles a Buyer Indemnified Party to indemnification pursuant to more than one clause of Section 10.2(a) or pursuant to any other Transaction Agreement, such Buyer Indemnified Party shall be entitled to recover a particular dollar of Losses associated with such matter only once under this ARTICLE 10 and the Transaction Agreements and (ii) in the event that a particular matter entitles a Seller Indemnified Party to indemnification pursuant to more than one clause of Section 10.2(b) or pursuant to any other Transaction Agreement, Seller Indemnified Party shall be entitled to recover a particular dollar of Losses associated with such matter only once under this ARTICLE 10 and the Transaction Agreements and (iii) if a state of facts exists that would allow a Buyer Indemnified Party to seek recovery under either the R&W Insurance Policy or Section 10.2(a) herein, such Buyer Indemnified Party must first seek recovery of such Losses under the R&W Insurance Policy, whether or not there is any retention amount due, which retention is the obligation of Buyer and will not be considered Losses hereunder, except in the case of Fraud.

10.4Indemnification Claims. If an Indemnified Party is of the opinion that it has or may have a right to indemnification, compensation or reimbursement under this Agreement (an “Indemnification Claim”), such Indemnified Party shall so notify the Indemnifying Party in a written notice (a “Claim Certificate”), prior to the expiration of the applicable survival period (if applicable): (i) stating that such Indemnified Party has directly or indirectly suffered or incurred any Losses, or reasonably anticipates that it will directly or indirectly suffer or incur any Losses, for which it is entitled to indemnification, compensation or reimbursement under this Agreement;

(ii) a brief description in reasonable detail (to the extent available to such Indemnified Party) of the facts, circumstances or events giving rise to each item of Losses based on such Indemnified Party’s good faith belief thereof; and (iii) the basis for indemnification, compensation or reimbursement under this Agreement to which such item of Losses is related. After delivery of a Claim Certificate, the amount of indemnification to which an Indemnified Party shall be entitled under this ARTICLE 10 shall be determined: (a) by the written agreement between the Indemnified Party and the Indemnifying Party; (b) by a final judgment or decree of any court of competent jurisdiction, or (iii) by any other means to which the Indemnified Party and the Indemnifying Party shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

10.5Third Party Claims. In the event any claim, demand, complaint or Action is instituted by a third party against an Indemnified Party which involves or appears reasonably likely to involve an Indemnification Claim hereunder (a “Third Party Claim”), the Indemnified Party shall, promptly after receipt of notice of any such Third Party Claim, notify the Indemnifying Party of the commencement thereof; provided, however, that the failure to so notify the Indemnifying Party of the commencement of any such Third Party Claim will relieve the Indemnifying Party from Liability in connection therewith only if and to the extent that such failure caused damages, for which the Indemnified Party is obligated, which are greater than the damages would have been had the Indemnified Party given the Indemnifying Party prompt notice hereunder. Notwithstanding the foregoing, should an Indemnified Party be physically served with a complaint with regard to a Third Party Claim the Indemnified Party must notify the Indemnifying Party with a copy of the complaint within five (5) days after receipt thereof and shall deliver to the Indemnifying Party within five (5) days after the receipt of such complaint copies of notices and documents (including court papers) received by the Indemnified Party relating to the Third Party
Claim (or in each case such earlier time as may be necessary to enable the Indemnifying Party to respond to the court proceedings on a timely basis). Upon receipt of such notice, the Indemnifying Party shall have the right, in its sole discretion, to assume the defense of the Third Party Claim and to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. Notwithstanding the foregoing provisions of this Section 10.5:

(a)the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided that the reasonable fees and expenses of such separate counsel shall be borne by the Indemnified Party, except that the Indemnifying Party shall pay all of the reasonable fees and expenses of such separate counsel if a conflict of interest exists with respect to such Third Party Claim between the Indemnifying Party and the Indemnified Party other than ordinary conflicts that arise under this Agreement;

(b)the Indemnifying Party shall not be entitled to assume control of the defense of any Third Party Claim (unless otherwise agreed to in writing by the Indemnified Party) and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party if: (x)

(i)the claim for indemnification, compensation or reimbursement relates to or arises in connection with any criminal or quasi criminal proceeding, action, indictment, allegation or investigation; or
(ii)the claim seeks an injunction or equitable relief against the Indemnified Party; or (y) (i) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be materially detrimental to or materially injure the Indemnified Party’s reputation, business operations or future business prospects, or (ii) the claim is made by a material customer of the Business (as determined by revenue in the most recently completed fiscal quarter); provided that, in the case of clauses (x) and (y), the Indemnifying Party shall be entitled to participate in (but not control) the defense of such Third Party Claim (and any and all settlement discussions related to such Third Party Claim) and to employ, at its sole expense, separate counsel of its choice to advise the Indemnifying Party for such purpose; provided further that, in the case of clause (y) only, the Indemnified Party shall pay the reasonable fees and expenses of the Indemnified Party’s counsel.

(c)if the Indemnifying Party shall control the defense of any Third Party Claim, the Indemnifying Party may not settle or otherwise resolve such claim or cease to defend such claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless (i) prior to the Indemnifying Party entering into such settlement or ceasing to defend such claim, the Indemnifying Party first verifies to the Indemnified Party in writing that the Indemnifying Party shall be responsible for all Liabilities and obligations relating to such Third Party Claim, (ii) such settlement or cessation involves, with respect to the Indemnified Party, only the payment of a lump sum amount of money and the Indemnifying Party pays such lump sum amount of money when due, and (iii) such settlement expressly and unconditionally releases the Indemnified Party from all Liabilities with respect to such claim, with prejudice; and

(d)in the event the Indemnified Party controls the defense of any Third Party Claim pursuant to Section 10.5(b) for which the Indemnifying Party is obligated to indemnify the Indemnified Party, the Indemnified Party shall not agree to any settlement that would require the Indemnified to make any payment without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

10.6Tax Treatment. All indemnity payments made pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the Purchase Price.

10.7Source of Payment. Buyer Indemnified Parties right to indemnification, payment, reimbursement, or other remedy or Losses shall be satisfied (a) first, from the R&W Insurance Policy, to the extent covered by such policy and until such policy is exhausted; and (b) second, to the extent that the R&W Insurance Policy does not cover such matter or has been completely exhausted, directly against Seller.

ARTICLE 11 MISCELLANEOUS

11.1Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered personally, (b) the next

Business Day, if sent by a nationally-recognized overnight delivery service (unless the records of the delivery service indicate otherwise), or (c) upon delivery if sent by electronic mail during a Business Day (or on the next Business Day if sent by electronic mail after the close of normal business hours or on a non-Business Day):

(i)if to Buyer, to:

American Industrial Transport, Inc. 100 Clark Street, Suite 201
St. Charles, Missouri 63301 Attention: Legal
Telephone no.: (636) 940-6000
Facsimile no.: (636) 754-3408
with a copy (which shall not constitute notice) to: Willkie Farr & Gallagher LLP
787 Seventh Avenue New York, NY 10019
Facsimile: (212) 728-9514
E-mail: bfriedman@willkie.com Attention: Bradley Friedman

(ii)if to Seller, to:

Office of the General Counsel The Andersons, Inc.
P.O. Box 119
1947 Briarfield Blvd.
Maumee, Ohio 43537 Attn. Christine Castellano
christine_castellano@andersonsinc.com
with a copy (which shall not constitute notice) to: Dentons US LLP
4655 Executive Dr., Suite 700 San Diego, CA 92121
E-mail: chad.ensz@dentons.com Attention: Chad Ensz

Any party or other recipient may from time to time change its contact information for purposes of this Agreement by giving notice of such change as provided herein.

11.2Amendments and Waivers. Subject to applicable Law and subject to Section 11.8, any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each of the Parties, or, in the case of a waiver, by the Party against whom the waiver is to be effective. No course of dealing and no failure or delay on the part of any Party hereto in exercising any right, power or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party’s rights, powers and remedies. The failure of any of the Parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the Parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. No single or partial exercise of any right, power or remedy conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

11.3Successors and Assigns. All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of either Party shall bind and inure to the benefit of the successors, heirs and permitted assigns of such Party, whether or not so expressed. Neither Party may assign or transfer any of its rights or obligations under this Agreement without the consent in writing of the other Party, except that, without the consent of the other Party: (a) Buyer may assign its rights and obligations hereunder (including their right to purchase the Acquired Assets), in whole or in part, to any Affiliate or to a purchaser of substantially all the Acquired Assets, and (b) a Party may assign any or all of its rights pursuant to this Agreement, and each of the other agreements and instruments contemplated hereby, including its rights to indemnification, compensation or reimbursement, to any of its lenders as collateral security.

11.4Severability. In the event that any one or more of the provisions of this Agreement is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected (so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party), it being intended that each Party’s rights and privileges shall be enforceable to the fullest extent permitted by applicable Law, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction
(so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party).

11.5Expenses. Except as otherwise provided herein, Seller, on the one hand, and Buyer, on the other hand, shall pay all of their own respective fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers and other Representatives and consultants) incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder and thereunder and the consummation of the Transactions. Losses suffered by a Party for a breach of this Agreement shall in no way be limited by the amounts described in this Section 11.5.

11.6Specific Performance. Except as otherwise expressly provided herein, the Parties agree that (i) irreparable damage would occur in the event that the provisions of this Agreement or obligations, undertakings, covenants or agreements of the Parties were not performed in accordance with their specific terms or were otherwise breached and (ii) money damages, even if available, would not be an adequate remedy for any such failure to perform or any breach of this

Agreement. Accordingly, it is agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court specified in Section 11.10 without proof of actual damages or any requirement to post a bond, this being in addition to any other remedy to which they are entitled at law or in equity, and each Party agrees that it shall not oppose (and hereby waives any defense in any action for) the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance or other equitable remedy is not an appropriate remedy for any reason at law, in equity or otherwise.

11.7No Third Party Beneficiaries. Except as otherwise specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person any rights or remedies under or by reason of this Agreement or any other certificate, document, instrument or agreement executed in connection herewith nor be relied upon other than the Parties hereto and their permitted successors or assigns. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties in accordance with and subject to the terms and conditions of this Agreement, and are not necessarily intended as characterization of actual facts or circumstances as of the date of this Agreement or as of any earlier date.

11.8Entire Agreement. The Transaction Agreements and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof. In the event of any conflict between this Agreement and the Confidentiality Agreement, this Agreement shall control.

11.9Governing Law. This Agreement, including the validity hereof and the rights and obligations of the Parties hereunder, shall be construed in accordance with and governed by the Laws of the State of Delaware applicable to contracts made and to be performed entirely in such state without giving effect to the conflicts of Laws principles thereof.

11.10Consent to Jurisdiction. Without limiting the other provisions of this Section 11.10, the Parties hereto agree that any legal proceeding by or against any Party hereto or with respect to or arising out of this Agreement shall be brought in the Chancery Court of the State of Delaware located within New Castle County. By execution and delivery of this Agreement, each Party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts solely for the purposes of disputes arising under this Agreement and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The Parties hereto irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder. Any such service of process shall be effective upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by applicable Law. The Parties hereto hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process,

(b)that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (c) any other defense that would hinder or delay the levy, execution or collection of any amount to which any Party hereto is entitled pursuant to any final judgment of any court having jurisdiction.

11.11WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

11.12Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in two or more counterparts and by the different Parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a fax machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

11.13Sale of Canadian Acquired Assets. Notwithstanding any other provision of this Agreement to the contrary, the Parties acknowledge and agree that (i) the Canadian Acquired Assets shall be sold, transferred, assigned, conveyed and delivered to the Canadian Buyer by the Canadian Seller and the Canadian Buyer shall purchase, acquire and accept from the Canadian Seller, free and clear of all Liens (other than Permitted Liens), all of Canadian Seller’s right, title and interest in and to the Canadian Acquired Assets, (ii) the Canadian Buyer shall assume and agree to pay, perform and discharge when due only the Assumed Liabilities forming part of the Canadian Acquired Assets, (iii) the Canadian Seller shall deliver to the Canadian Buyer the invoice and trace report in the manner and as described in Annex B and (iv) the provisions of Annex B shall apply with respect to any Transfer Taxes payable by the Canadian Buyer in respect of the Canadian Acquired Assets. Buyer and Seller shall cause their respective subsidiaries to take these actions and shall remain liable for their acts or failures to act under this Agreement.

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement to be effective as of the date first above written.

AMERICAN INDUSTRIAL TRANSPORT, INC.

By:     Name:
Title:

RAIL CONNECTION II CA A LP
BY: RAIL CONNECTION II CA A GP
LTD., its general partner

By:     Name:
Title:

IN WITNESS WHEREOF, the Parties have duly executed this Agreement to be effective as of the date first above written.

THE ANDERSONS, INC.

By: _      Name: Patrick E. Bowe
Title: President and Chief Executive Officer

NURAIL CANADA ULC

By: _      Name: Joseph E. McNeely
Title: President and Secretary

ANNEX A

Purchase Price

1.As used in this Agreement, the term “Purchase Price” shall mean the Base Purchase Price plus (A) the amount, if any, by which the Modified Working Capital exceeds the Target Modified Working Capital, minus (B) the amount, if any, by which Target Modified Working Capital exceeds Modified Working Capital, minus (C) the amount of the Data Tape Adjustment Amount, plus (D) the amount of the Transfer Taxes.

2.As used in this Agreement, the term “Data Tape Adjustment Amount” means an amount equal to the sum of (i) the product of (a) the number of months (pro-rated for any partial month) commencing on March 1, 2021 (the “Economic Start Date”) and ending on the last day of the month in which the Revenue Cutoff Date occurs, and (b) $3,300,000.00, and (ii) the aggregate Event of Loss Value for all railcars that suffer an Event of Loss between the Economic Start Date and the Revenue Cutoff Date.

ANNEX B

CANADIAN TRANSFER TAX PROVISIONS

For purposes of this Annex B:

“GST/HST” means all Taxes payable under Part IX of the Excise Tax Act (Canada), including where applicable both the federal and provincial portions of those Taxes, or under any provincial legislation imposing a similar value added or multi-staged Tax, including, for greater certainty, Quebec sales tax.

“PST” means any applicable provincial sales tax or retail sales tax imposed by a province of Canada but, for greater certainty, does not include Quebec sales tax.

(a)The Canadian Seller represents and warrants to the Canadian Buyer that Canadian Seller is registered for GST/HST purposes and its registration number is 862951209 RT0001 and registered in Quebec under number 1205601313 TQ0001.

(b)The Canadian Seller shall deliver to the Canadian Buyer an invoice, in form and substance satisfactory to the Canadian Buyer in its commercially reasonable discretion, in respect of the Transferred Rail Assets forming part of the Canadian Acquired Assets, setting forth or identifying: the names of the Canadian Seller and the Canadian Buyer; such Transferred Rail Assets; the Purchase Price Allocation for each such Railcar; the GST/HST and PST collectable on the sale and the applicable GST/HST and PST registration numbers of the Canadian Seller; and the date of sale (i.e., the Closing Date).

(c)The Canadian Seller shall, within three (3) days of the Closing Date, use commercially reasonable efforts to provide the Canadian Buyer trace information with respect of the physical location of the Transferred Rail Assets forming part of the Canadian Acquired Assets as of the Closing Date.

(d)If requested by the Canadian Buyer, the Canadian Seller will cause any required forms or reports required to be filed by the Canadian Seller in connection with any Transfer Taxes payable by the Canadian Buyer hereunder (herein, “Canadian Transfer Taxes”) to be filed in accordance with applicable Laws. The Canadian Seller and the Canadian Buyer shall reasonably cooperate to lawfully mitigate and/or eliminate any imposition of Canadian Transfer Taxes; provided that nothing in this Annex B will require the Canadian Seller to disclose any proprietary or confidential information or to take any action that, in the commercially reasonable discretion of the Canadian Seller, exercised in good faith, would prejudice the legal or commercial position of the Canadian Seller. The Canadian Buyer shall provide, upon the Canadian Seller’s reasonable request, whether on or after the Closing Date, any properly completed and executed forms, certificates and other documentation which the Canadian Buyer is legally able to provide that may be required or necessary (in the reasonable judgement of the Canadian Seller and the Canadian Buyer) in order to claim any available exemption and/or reduction of such Canadian Transfer Taxes. Upon the written request of the Canadian Seller or the Canadian Buyer (as the case may be), the Canadian Buyer or Canadian Seller (as the case may be) will render reasonable assistance to the other party in connection with the obtaining (from the applicable Lessee or other user of any of the Railcars) any exemption certificates, factual statements or other information or documents reasonably determined by such party to be necessary to avoid imposition of any Canadian Transfer Tax. Without limiting the foregoing, the Canadian Buyer is liable and shall pay the Canadian Seller for any applicable Transfer Tax with respect to the sale or transfer of any Canadian Acquired Assets and, in the event that the Canadian Seller, receives an actual notice from any Canadian Governmental Authority with respect to any Canadian Transfer Taxes arising out of the sale of any Canadian Acquired Asset, and on written demand by the Canadian Seller (but subject to the Canadian Buyer’s contest rights under paragraph (g) below), the Canadian Buyer shall pay, and otherwise indemnify and hold harmless the Canadian Seller from and against any and all such Canadian Transfer Taxes.

(e)For greater certainty, other than with respect to any payment hereunder required to be made on an after-tax basis, the Canadian Seller shall not be responsible to the Canadian Buyer nor shall the Canadian Buyer be responsible to the Canadian Seller, for Seller Taxes that constitute Excluded Liabilities.

(f)After the Closing Date: (i) the Canadian Buyer and the Canadian Seller shall (and shall cause their respective affiliates to) assist the other party(ies) in preparing any Tax Returns which such party is responsible for preparing and filing with respect to the transfers of the Canadian Acquired Assets contemplated by this Agreement; (ii) each of the Canadian Seller and the Canadian Buyer shall reasonably cooperate with each other (and at the requesting party’s expense with respect to reasonable third party fees and expenses) in preparing for any audits of, or disputes with Governmental Authorities regarding Canadian Transfer Taxes or any Tax Returns with respect to the Canadian Acquired Assets; (iii) each of the Canadian Seller and the Canadian Buyer shall make available to each other and to any Governmental Authority as reasonably requested all information, records, and documents reasonably relating to Taxes imposed on or with respect to the Canadian Acquired Assets; provided, however, no party hereto shall be required to provide to the other any of its federal, state, provincial, local or foreign income Tax Returns or information that such party deems in good faith to be confidential or proprietary.

(g)If a claim is made against the Canadian Seller for a Canadian Transfer Tax with respect to which the Canadian Buyer may be liable for an indemnity hereunder, and the Canadian Seller has notice thereof, the Canadian Seller shall promptly, upon receiving such notice, give notice of such claim to the Canadian Buyer; provided that the failure to provide such notice shall not release the Canadian Buyer from any of its obligations for Canadian Transfer Taxes hereunder. Subject to paragraph (h) below with respect to GST/HST and PST, upon any proposed or actual assessment of a Canadian Transfer Tax, (i) the Canadian Buyer shall have the right to contest, at the Canadian Buyer’s sole expense, any such assessment or proposed assessment of any Canadian Transfer Tax reportable on a Tax Return of the Canadian Seller by appropriate judicial or administrative proceedings, or both, and the Canadian Seller agrees to take any action reasonably requested by the Canadian Buyer in connection with any such contest; and (ii) if the Canadian Buyer does not have legal standing to so contest in its own name, the Canadian Buyer may request that the Canadian Seller contest any such assessment or proposed assessment of any Canadian Transfer Tax reportable on a Tax Return of the Canadian Seller by appropriate judicial or administrative proceedings, or both, and upon such request the Canadian Seller shall conduct such contest on a reasonable and timely basis at the Canadian Buyer’s sole expense (the Canadian Buyer being allowed a reasonable opportunity to consult with and participate in such contest); provided, that the foregoing clauses (i) and (ii) shall not apply unless (a) a reasonable basis exists for contesting such claim, (b) the Canadian Seller is indemnified to its satisfaction in respect of any such claim and such contest (to the extent such amounts are not indemnified pursuant to this Agreement), (c) the Canadian Seller is satisfied, in its commercially reasonable discretion, that any such contest shall not result in any tax disadvantage or otherwise adversely affect the Canadian Seller or its affiliates in any way, (d) adequate reserves have been made by the Canadian Buyer for such Canadian Transfer Taxes or, if reasonably required by the Canadian Seller, an adequate bond has been posted, (e) the amount of Taxes in dispute exceeds $25,000 and (f) the Canadian Buyer pursues such contest on a reasonable and timely basis and provides the Canadian Seller with all reasonably requested information about the status of and basis for contesting such claim. The Canadian Buyer agrees to indemnify, reimburse and hold the Canadian Seller harmless from any reasonable costs or expenses in connection with any such contest, including reasonable attorneys’ fees and expenses. If, after any such contest, the Canadian Seller shall nevertheless be required to pay any Canadian Transfer Tax the Canadian Buyer, upon written notice from the Canadian Seller shall pay to the Canadian Seller the full amount thereof, including interest and penalties (other than interest and penalties as a direct result of the Canadian Seller’s breach of its obligations under this Annex B).

(h)With respect to GST/HST and PST, the Canadian Seller shall provide the trace information in respect of the physical location of the Transferred Rail Assets forming part of the Canadian Acquired Assets as of the Closing Date in accordance with paragraph (c) above, for purposes of calculating the provincial rate of GST/HST and any PST applicable to each such Transferred Rail Asset, and shall deliver such trace information and such GST/HST and PST calculations to the Canadian Buyer (such trace information and calculations, the “GST/HST and PST Report”). The Canadian Buyer shall have a period of seven (7) days following the date of the Canadian Seller's delivery of the GST/HST and PST Report to review the same, and the Canadian Seller shall use good faith efforts during such period to answer any questions the Canadian Buyer may have with respect to matters set forth on the GST/HST and PST Report. At the conclusion of such seven (7) day period, the Canadian Buyer shall pay to the Canadian Seller, by wire transfer of immediately available funds to an account specified by the Canadian Seller, the amount of GST/HST and PST, as applicable, shown as being due and payable pursuant to the GST/HST and PST Report. Upon receipt of such payment from the Canadian Buyer, the Canadian Seller shall report the amount of GST/HST and PST, as applicable, to the appropriate Governmental Authorities in the manner and at the time required by applicable Law, and shall thereafter remit such amount to the appropriate Governmental Authorities (which remittance shall occur in the manner and at the time required by applicable Law). If any payment made as a consequence of a breach or modification of this Agreement is deemed to include GST/HST, as applicable, the amount of the payment shall be increased accordingly such that the aggregate amount received by the Canadian Seller, net of GST/HST, as applicable, shall be equal to the payment that such Canadian Seller would have been entitled to receive under this Agreement has such deeming rule provided for under applicable law not been applicable. In the event that the Canadian Seller subsequently determines that a Transferred Rail Asset forming part of the Canadian Acquired Assets was situated in a different province than initially determined on the GST/HST and PST Report, the Canadian Seller shall have the right to invoice the Canadian Buyer (and the Canadian Buyer shall be required to pay the amount of such invoice to the Canadian Seller) for any applicable additional GST/HST and PST as required under applicable law.

(i)The Canadian Buyer shall be responsible to provide the Canadian Seller with its PST vendor numbers or valid purchase exemption certificate(s) to support the PST exemptions for the applicable Transferred Rail Assets as purchases for resale by way of lease or any other basis for point of sale exemption, such as for multijurisdictional conveyances.

(j)The Canadian Seller does not intend to and shall not report the sale of any Transferred Rail Assets forming part of the Canadian Acquired Assets located within the United States on the Closing Date as taxable on the schedule of transactions it submits to any taxing authority within the United States for purposes of assessment of Transfer Taxes imposed by such taxing authority, unless required by applicable Law.

(k)Notwithstanding anything to the contrary in this Agreement, the Canadian Seller and Canadian Buyer agree and acknowledge that: (i) to the extent any liability for GST/HST and PST or any recovery of such taxes, as applicable, arises in connection with the Canadian Seller's actions or activities prior to the Closing Date, such liability or recovery shall be an Excluded Liability for all purposes under this Agreement; and (ii) to the extent that any liability for withholding Tax imposed under Part XIII of the Income Tax Act (Canada) arises in connection with the Canadian Seller's actions or activities prior to the Closing Date (including the portion of any Lease payments otherwise due to the Canadian Seller, to the extent that such Lease payments are attributable to the lease of Railcars to a Lessee who has used such Railcars in Canada prior to the Closing Date), such liability shall be a Excluded Liability for all purposes under this Agreement.

(l)The sale or transfer of some Transferred Rail Assets owned by the Seller to the Buyer shall be subject to Canadian Transfer Tax provided that such Transferred Rail Assets are situated in Canada at the time of their sale or transfer to the Buyer and that the Seller is a registrant for GST/HST and/or PST purposes, where applicable, as the case may be. As such, the Buyer is liable and shall pay the Seller for any applicable Canadian Transfer Tax with respect to the sale or transfer of any Transferred Rail Assets owned by the Seller that are situated in Canada at the time of Closing and, in the event that the Seller, receives an actual notice from any Canadian Governmental Authority with respect to any Canadian Transfer Taxes arising out of the sale of any such Transferred Rail Asset, and on written demand by the Seller, the Buyer shall pay, and otherwise indemnify and hold harmless the Seller from and against any and all such Canadian Transfer Taxes.

(m)Notwithstanding anything to the contrary in this Agreement, the obligations of the parties set forth in this Annex B shall be unconditional and absolute and shall remain in effect without limitation as to time.

Exhibit A Bills of Sale

Exhibit B

Assignment and Assumption Agreements

Exhibit C

Seller Marks Authorization Letter

Exhibit D Transition Services Agreement

Exhibit E

Maumee Office License Agreement

Exhibit F

Railcar Repair Services Agreement

Exhibit G

Fleet Management Agreement

Exhibit H Required Consents

Exhibit J Leasing Agreement

Exhibit K

R&W Insurance Policy

Exhibit L

US-Canada Purchase Price Allocation & Purchase Price Allocation